PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
HYATT REGENCY MISSION BAY SPA AND MARINA

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made as of July 31, 2012 (the “Effective Date”), between KENCAL OWNERSHIP LLC and KENCAL OPERATING LLC, each a California limited liability company (collectively “Seller”), and CHSP MISSION BAY LLC, a Delaware limited liability company, or its permitted assigns (“Buyer”), and in consideration of the mutual covenants and conditions contained herein, the parties hereto (together, the “Parties” and each, sometimes, a “Party”) hereby agree with each other as follows:

1.	Definitions.
“Account” means any of Seller’s accounts receivable arising out of the ownership or operation of the Hotel, and the “Accounts” means all such accounts receivable.
“Affiliate” means, with respect to an indicated person, any other person which controls, is controlled by or is under common control with such indicated person.
“Anti-Money Laundering” and “Anti-Terrorism Laws” has the meaning specified in Section 5.1.2.6.
“Approved Capital Expenditures” means those items of capital improvements, repairs and replacements implemented in the Ordinary Course.
“Assignment of Ground Lease” means an assignment and assumption of the Ground Lease and deed to improvements, substantively in the form attached hereto as Exhibit “1-B”.
“Assignment of Hotel Management Agreement” means the document in which Seller shall assign to Buyer and Buyer shall assume all of Seller’s obligations to the Hotel Manager under the Hotel Management Agreement, substantively in the form of Exhibit “1-C” attached hereto.
“Assumed Contracts” means the Equipment Leases and Service Contracts (which are to be assumed by Buyer pursuant to Section 2.2).
“Bill of Sale and General Assignment” means a bill of sale and general assignment and assumption agreement substantively in the form attached hereto as Exhibit “1-E”.
“Business Day” means a day other than Saturday, Sunday or other day when national banks are authorized or required by Law to close.
“Buyer’s Closing Documents” shall have the meaning given to such term in Section 10.3.

“Buyer’s Knowledge” means the actual present (and not the constructive knowledge, except as specified below) of Rick Adams; provided that Buyer’s Knowledge shall also be deemed to include all information contained in any notice delivered to Buyer in accordance with Section 15 prior to the applicable date, or in written materials accompanying such a notice or on the Electronic Data Site.
“Cash Balance” means, with respect to the Hotel, the sum of cash on hand at the Hotel held by the Hotel Manager determined as of Cut-Off Time.
“Casualty” has the meaning specified in Section 9.3.1.
“Claim” means any claim, demand, liability, legal action or proceeding, investigation, fine or other penalty, and loss, damage, payments, cost or expense related thereto (including, without limitation, attorneys’ fees and disbursements actually and reasonably incurred).
“Closing” means the concurrent delivery, in accordance with this Agreement, by Seller to Buyer of the Transfer Instruments, by Buyer or Escrow Agent to Seller of the Purchase Price and the recordation of the Assignment of Ground Lease in the Official Records.
“Closing Date” has the meaning specified in Section 10.1.
“Closing Documents” means the Transfer Instruments, the FIRPTA Certificate, and all the other documents to be delivered hereunder at, or for purposes of effecting, Closing.
“Closing Eve” has the meaning specified in Section 8.2.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Consumable Inventory” means the stock of consumables used in the operation and maintenance of the Hotel in the Ordinary Course, including, without limitation, all merchandise, food and beverages for sale in connection with the operation of the Hotel including Liquor Inventory; provided, however that Consumable Inventory shall not include: (A) Supply Inventory, and (B) “operating inventory” as that term is used in the Uniform System of Accounts to the extent included in the FF&E.
“Contract Assignment” means an assignment and assumption of Assumed Contracts substantively in the form attached hereto as Exhibit “1-F”.
“Counsel” means each Party’s respective legal counsel for the transaction contemplated by this Agreement: with respect to Seller, the law firm of Foster Pepper PLLC; and with respect to Buyer, the Law Offices of Tracy M. J. Colden.
“Cut-Off Time” means 12:01 am Pacific Time on the date of the Closing.
“Day” means a calendar day.
“Deposit” has the meaning specified in Section 3.3.1.

“Disputed Payable” means any amount that a third party claims to be due or accrued as of Closing with respect to the operation of the Hotel, but that Seller or Hotel Manager disputes (including the disputed portion of any bill, invoice or claim that Seller or Hotel Manager otherwise acknowledges to be due and payable).
“Effective Date” has the meaning specified in the initial paragraph of this Agreement.
“Electronic Data Site” has the meaning specified in Section 4.2.1.
“Employee Leave” means vacation, sick leave and any other paid leave accrued or accruing with respect to Hotel Employees.
“Employee Liabilities” means all obligations and liabilities, actual or contingent, with respect to Hotel Employees, whether accruing before or after Closing, for which the owner of the Hotel is liable under the Hotel Management Agreement.
“Employee Plan” means employee benefit plans (as defined under ERISA), to which Seller or Hotel Manager currently makes contributions on account of Hotel Employees.
“Environmental Report” means, collectively, the “Phase I” and “Phase II” site assessment report(s), if any, and any other reports regarding the environmental condition of the Hotel Premises prepared by or for Seller that are identified on Exhibit “1-G”.
“Equipment Lease” means a personal property lease covering any item(s) of FF&E identified in the schedule attached hereto as Exhibit “1-D”.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow” means the escrow established pursuant to this Agreement for purposes of holding the Deposit and, pending Closing, the balance of the Purchase Price and the Transfer Instruments to be recorded at Closing.
“Escrow Agent” means Chicago Title Company, whenever acting in the capacity of an escrow holder pursuant hereto.
“Extended Coverage” means the deletion from the Title Policy of general exceptions for survey matters, unrecorded easements, mechanics’ liens, unrecorded liens for taxes and assessments and rights of parties in possession to the extent agreed to by Title Company prior to expiration of the Approval Period.
“FF&E” means machinery, equipment, appliances, furniture, fittings, removable fixtures, tools and other articles of tangible personal property of every kind and nature, including spare parts and reserve stock, which are owned or leased by or for the account of Seller and are used or useable in the operation of the Hotel, including, without limitation and subject to depletion and replacement in the Ordinary Course: (1) furniture and equipment, (2) room furnishings, (3) art work and other decorative items, (4) televisions, radios, VCRs and other consumer electronic equipment, (5) telecommunications equipment, (6) computer equipment and software (subject to the terms of the applicable license agreement), to the extent the same are transferable, (7) blankets, pillows, linens, towels and other bed clothing, (8) china, crystal, dishware, glassware, silverware, flatware and other “operating inventory” as that term is used in the Uniform System of Accounts, (9) kitchen appliances, cookware and other cooking utensils, (10) vehicles, (11) Leased Equipment and (12) manuals, schematics, plans and other written materials pertaining to the use, operation, maintenance or repair of any item of FF&E; but excluding (a) personal effects owned by any Hotel guest and personal property owned by any tenant under the Leases (unless such person owns such property for the account or benefit of Seller), and (b) manuals, records and other like materials owned by (and proprietary to) the Hotel Manager under the terms of the Management Agreement, unless prepared or maintained solely for the Hotel, and (c) computer software licensed to Seller or Hotel Manager, unless (A) such license is by its terms transferable in connection with the sale of the Hotel to Buyer; and (B) Buyer pays any fee or other charge imposed by licensor in connection with such transfer.
“FF&E Reserve” means the reserve or account for furniture, fixtures and equipment held by the Hotel Manager pursuant to the terms of the Hotel Management Agreement.
“Final Statement” has the meaning specified in Section 11.1.
“FIRPTA Certificate” means a certificate with respect to Seller, substantively in the form attached as Exhibit “1-I”, confirming to Buyer that Seller is not a foreign person or entity for purposes of § 1445 of the Code (together with a completed California Franchise Tax Board Form 593-C or Form 593-W).
“Governmental Authority” means any of the United States Government, the government of the State of California or any county or municipality therein, and any executive department, legislative body, administrative or regulatory agency, court, officer (whether elected, appointed or otherwise designated) or other authority thereof, whenever purporting to act in an official capacity.
“Ground Lease” means that certain City of San Diego Lease Agreement dated October 4, 2005, between The City of San Diego, a municipal corporation (the “City”), as lessor, and Kencal Ownership LLC, as lessee, and evidenced of record by that certain Memorandum of Lease executed by the City and Kencal Ownership LLC and recorded January 9, 2006, as Document No. 2006-0016054 in the official records of the County Recorder of San Diego County, California.
“Guest Ledger” has the meaning specified in Section 8.2.1.
“Hazardous Substance” means any substance defined as “waste”, “hazardous waste”, “hazardous substance”, “hazardous material”, “toxic substance”, “pollutant”, “contaminant” in, or which are otherwise specifically subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1802; or the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., or any friable asbestos-containing materials (but excluding non-friable asbestos-containing materials), PCBs or formaldehyde foam insulation.

“Hotel” means all of the Hotel Premises (including the Marina), FF&E, the Inventory, the Assumed Contracts, and Intangibles comprising the “Hyatt Regency Mission Bay Spa and Marina” located in San Diego, California.
“Hotel Employees” means all persons employed at the Hotel by Hotel Manager immediately prior to Closing.
“Hotel Improvements” means all of the buildings, other immovable structures and improvements and fixtures on the Hotel Parcel, including the Marina which is operated as part of such improvements.
“Hotel Manager” means Hyatt Corporation, a Delaware corporation, as successor in interest to California Hyatt Corporation, a Delaware corporation.
“Hotel Management Agreement” means that certain Management Agreement dated as of August 10, 1976, by and between Kencal Operating LLC (as successor in interest to Islandia Associates, Ltd.) and California Hyatt Corporation (the predecessor in interest to Hotel Manager), as amended by: (A) that certain Amendment to Management Agreement, dated as of June 29, 1978, (B) that certain Second Amendment to Management Agreement, dated as of November 17, 1989, (C) that certain letter regarding notice of the merger of California Hyatt Corporation into its parent Hyatt Corporation dated August 3, 2000, (D) those certain Letters, dated as of November 24, 1980, August 8, 1983, June 6, 2002, January 3, 2006, September 25, 2008 and May 11, 2010, (E) that certain Third Amendment to Management Agreement, dated as of August 27, 2002, (F) that certain Fourth Amendment to Management Agreement dated as of January 6, 2006, (G) that certain Assignment and Assumption of Hotel Management Agreement dated as January 6, 2006, (H) that certain Fifth Amendment to Management Agreement dated as of September 26, 2007, (I) that certain Sixth Amendment to Management Agreement dated as of September 26, 2007, and (J) that certain Seventh Amendment to Management Agreement dated as of August 3, 2011.
“Hotel Management Agreement Estoppel Certificate” has the meaning specified in Section 9.1.5.
“Hotel Parcel” means, to the extent Seller has right, title and interest in and to the same arising under the Ground Lease, Seller’s leasehold rights in the Leasehold Parcel and all rights and interests in land and improvements appurtenant thereto, including, without limitation: (i) easements and rights-of-way, (ii) licenses and other privileges, (iii) rights in and to land underlying adjacent highways, streets and other public rights-of-way and rights of access thereto, (iv) rights in and to strips and gores of land within or adjoining any such parcel, (v) air rights, excess floor area rights and other transferable development rights belonging to or useable with respect to any such parcel, (vi) rights to utility connections and hook-ups, (vii) water rights, (viii) riparian rights and any rights to land underlying the Marina or any water adjacent to the Leasehold Parcel, and (ix) any other rights which Seller may have in or with respect to land adjoining any such parcel (including land which is separated from any such parcel only by public highway, street or other right-of-way).
“Hotel Payable” means any account payable outstanding as of Closing for the Hotel, other than Disputed Payables.

“Hotel Premises” means the Hotel Parcel and the Hotel Improvements.
“Hotel Records” means all of the books, records, correspondence and other files, both paper and electronic (and including any accounting, database or other record-keeping software used in connection with such books and records which Seller owns or otherwise has the right to freely transfer) which have been received or generated and maintained in the course of operation of the Hotel by Hotel Manager.
“Indemnify” means to hold harmless and indemnify an indemnified party from and against a Claim and, where applicable, to defend such party by counsel of its choosing, all at the sole expense and liability of the indemnifying party.
“Inquiries” shall have the meaning given to such term in Section 5.2.7.
“Intangibles” means Seller’s rights, title and interest, if any, in (i) the Marks, (ii) the Hotel Records, (iii) the existing plans and specifications for the Hotel Improvements, (iv) the Permits, (v) Repair Warranties, (vi) studies, analyses, reports and other written materials pertaining to the condition of the Hotel Improvements and the Hotel Parcel, all to the extent freely assignable in connection with a sale of the Hotel, (vii) all post office boxes, telephone numbers, web sites and internet addresses used in connection with the Hotel, (viii) guest, customer, vendor and supplier lists; (ix) the amounts in the FF&E Reserve and the Cash Balance (in each case, for which Seller receives a credit under Section 8), (x) the Reservations and (xi) goodwill.
“Inventory” means, collectively, the Consumable Inventory and the Supply Inventory.
“Law” or “Laws” means any and all: (A) constitutions, statutes, ordinances, rules, regulations, orders, rulings or decrees of any Governmental Authority and (B) agreements with or covenants or commitments to any Government Authority which are binding upon Seller or any of the elements of the Hotel (including, without limitation, any requirements or conditions for the use or enjoyment of any Permits legally required for the operation of the Hotel).
“Lease” means any space lease, license, concession or other such arrangement for use of space within the Hotel (including the Marina), other than transient use of guest rooms, banquet rooms or conference rooms or other Hotel facilities by Hotel guests in the Ordinary Course.
“Lease Assignment” means an assignment and assumption of Leases substantively in the form attached hereto as Exhibit “1-F”.
“Lease Estoppel Certificate” has the meaning specified in Section 9.1.4.
“Leased Equipment” means any item of FF&E that is leased rather than owned by Seller under the Equipment Leases.
“Leasehold Parcel” means, for reference purposes only, that certain land located in the City of San Diego, County of San Diego, State of California, which is subject to the Ground Lease, as more fully described in Exhibit “1-H” hereto.

“Lien” means any mortgage, deed of trust or other consensual lien, mechanic’s or any materialman’s lien, judgment lien, lien for delinquent real property taxes or assessments, other tax and statutory lien (other than liens for non-delinquent real estate taxes, general and special assessments or any lien arising out of any activity of Buyer or Buyer’s agents, representatives or contractors) which affects any of the Hotel Premises.
“Liquor Inventory” means all liquor, wine, beer and other alcoholic beverages held for sale to Hotel guests and others in the Ordinary Course or otherwise used in the operation of the Hotel.
“Liquor License” means any Permit held or issued for the Liquor Operations; Hotel Manager is the primary licensee as specified in Section 7.2.
“Liquor Operations” means the sale and service of liquor, wine, beer and other alcoholic beverages at the Hotel.
“Marina” means the 187 slip marina, and all facilities and equipment owned by Seller and used as part of such marina, all of which is included as part of the Hotel Premises.
“Mark” means any trademark (registered or unregistered), trade name, service mark, logo or other proprietary name, mark or design which is owned by Seller (or licensed to Seller and freely assignable in conjunction with a sale of the Hotel) including any of Seller’s rights, if any, to the name “Hyatt Regency Mission Bay Spa and Marina” and variations thereof (provided that Seller makes no representation with respect to such rights), and used exclusively or primarily in connection with the Hotel, together with all the goodwill associated with the use of such name, mark or design in connection with the Hotel; and “the Marks” shall mean all such names, marks, designs and goodwill.
“Natural Hazard Expert” has the meaning specified in Section 4.4.
“Natural Hazard Report” has the meaning specified in Section 4.4.
“Official Records” means the land records of the County Recorder, County of San Diego, State of California.
“Ordinary Course” means the course of day-to-day operation of the Hotel, including the Marina, in accordance with its current operating budget (a copy of which is attached hereto as Exhibit “1-J”) and in a manner which does not materially vary from the policies, practices and procedures which have characterized its operation during the 12 months preceding the Effective Date.
“Original” means any of (A) an original counterpart of any Lease or Assumed Contract, (B) the Hotel Records or (C) other documents which comprise or evidence the Intangibles, to the extent within Seller’s or Hotel Manager’s possession or control. “Originals” means all such items.
“Party” and “Parties” shall have the meanings given to such terms in the preamble prior to Section 1.

“Permit” means any permit, certificate, license or other form of authorization or approval issued by a Government Authority and legally required for the proper ownership, operation or use of the Hotel (including, without limitation, any certificates of occupancy with respect to the Hotel Improvements, elevator permits, conditional use permits, zoning variances and business licenses, but excluding Liquor Licenses) to the extent held and freely assignable by Seller or otherwise transferable with the Hotel Premises.
“Permitted Exceptions” has the meaning specified in Section 4.1.6.
“Person” means natural or juridical person, or any group of natural and or juridical persons acting as a single entity.
“Preliminary Statement” has the meaning specified in Section 8.
“Proceeds” has the meaning specified in Section 9.3.2.
“Purchase Price” means the gross purchase price being paid by Buyer to Seller for the Hotel, as set forth in Section 3.1.
“Repair Warranties” means written guaranties, warranties and other obligations (if any) for the repair or maintenance of the Hotel Improvements or FF&E from contractors, manufacturers and vendors, to the extent freely assignable by or at the direction of Seller.
“Representative” means, with respect to each Party, the person(s) authorized by such Party to execute and deliver Transfer Instruments and other Closing Documents on behalf of such Party.
“Reservation” means any reservation, commitment or agreement for the use of guest rooms, conference rooms, dining rooms or other facilities in the Hotel, together with all Reservation Deposits, to the extent pertaining to periods from and after Closing.
“Reservation Deposit” means any deposit or advance payment received by Seller or Hotel Manager in connection with any Reservation.
“Seller’s Broker” means Eastdil Secured.
“Seller’s Closing Documents” has the meaning specified in Section 10.2.
“Seller’s Knowledge” means the actual present (and not the constructive or imputed knowledge) knowledge of Joshua Gurnee, Seller’s designated asset manager, and does not imply that such individual (A) has or should have conducted any inspection, examination or other inquiry to determine the accuracy of any representation, warranty or other statement made “to Seller’s Knowledge” in this Agreement or in any other document delivered by Seller prior to or at Closing or (B) has any personal liability with respect to any such representative, warranty or statement.
“Seller Release Parties” shall have the meaning given to such term in Section 5.3.
“Seller’s Lease Certificates” has the meaning specified in Section 9.1.4.

“Service Contract” means any of the written contracts, licenses or other arrangements for the continuing provision of services relating to the improvement, maintenance, repair, protection or operation of the Hotel, excluding the Hotel Management Agreement, including, without limitation, the material Service Contracts identified in the schedule attached hereto as Exhibit “1-D”. For certain purposes, material Service Contract means a Service Contract: (A) for which scheduled payments due to the vendor, lessor or counterparty thereunder (i) will exceed $25,000 during any 12-month period occurring from and after Closing, or (ii) will exceed $100,000 during the remainder of the unexpired term thereof from and after Closing (excluding any portion of such term that may be cancelled without penalty or other termination fee), and (B) has a non-cancelable term after Closing exceeding twelve (12) months.
“Supply Inventory” means, to the extent not included in the definition of FF&E, the stock of supplies used in the operation and maintenance of the Hotel in the Ordinary Course, and all inventory (at par levels), if any, held for sale in the Hotel’s gift shop or other retail outlets to the extent the retail outlets are not operated by third-party tenants under any Lease; provided, however that Supply Inventory shall not include Consumable Inventory.
“Survey” means the existing survey of the Hotel Parcel previously obtained by Seller and provided to Buyer.
“Taxes” has the meaning specified in Section 8.1.
“Termination Notice” shall have the meaning given to such term in Section 21.
“Title Company” means Chicago Title Insurance Company (Dallas, Texas Office), together with any agent through which it may act in issuing the Title Policy.
“Title Policy” means an ALTA (Form 2006 or its local equivalent) owner’s policy of title insurance for the amount of the Purchase Price, insuring or committing to insure fee title to the Hotel Improvements and leasehold title to the Hotel Parcel in Buyer subject only to Permitted Exceptions, with Extended Coverage and containing endorsements specified by Buyer and which Title Company is willing to issue. Buyer shall confirm with Title Company the form and substance of the Title Policy (including all endorsements) that the Title Company is willing to issue at Closing prior to the Effective Date and such form shall be the Title Policy as defined herein.
“Title Report” means that certain preliminary title report describing the condition of title to the Hotel Parcel to be issued by the Title Company in connection herewith, and including copies of all recorded documents referenced therein as exceptions to title.
“Transfer Instruments” means all the instruments by which Seller will convey the Hotel to Buyer and/or Buyer’s nominees hereunder, including, without limitation, the Assignment of Ground Lease, the Bill of Sale and General Assignment, the Contract Assignment, the Lease Assignment and such other documents and instruments reasonably requested by Buyer to convey to Buyer the Hotel.

“Uniform Systems of Accounts” means the Uniform System of Accounts for Hotels published by the Hotel Association of New York City, Inc., as in affect from time to time or as otherwise specified in the Hotel Management Agreement.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. Sections 210 et seq. and the Cal WARN Act and the provisions of California Labor Code § S1400 et seq.
Other Definitions. Terms defined in any other part of this Agreement (including, without limitation, “Seller,” “Buyer,” “Party” and “Parties,” and “this Agreement,” defined in the initial paragraph hereof) shall have the defined meanings wherever capitalized herein. As used in this Agreement, the terms “herein,” “hereof” and “hereunder” refer to this Agreement in its entirety and are not limited to any specific sections; and the term “person” means any natural person, other legal entity, or combination of natural persons and/or other legal entities acting as a unit. Wherever appropriate in this Agreement, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to comprehend either or both of the other genders.

2.	Covenant of Purchase and Sale.
2.1    On and subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign and transfer the Hotel to Buyer, and Buyer shall purchase and accept from Seller the Hotel and shall assume from and after the Closing (i) except to the extent otherwise expressly provided in this Agreement, all of Seller’s obligations and liabilities accruing or arising after Closing with respect to the Hotel under the Hotel Management Agreement, Reservations, the Leases, the Assumed Contracts, the Permits and the Permitted Exceptions, (ii) such other obligations and liabilities with respect to the Hotel as are expressly provided in this Agreement or in any Transfer Instrument to be assumed, paid or performed by Buyer (subject in the case of both clauses (i) and (ii) to any express limitations on such assumption, payment or performance contained herein or therein).
2.2    On or before the Effective Date, Buyer had the right to designate by written notice to Seller any of the Service Contracts which Buyer does not approve and elects to have terminated at Closing and Seller shall terminate such disapproved Service Contracts on or prior to Closing; provided, however, if by the terms of the disapproved Service Contracts Seller has no right to terminate same on or prior to Closing, or if any fee or other compensation is due thereunder as a result of such termination (each of such Service Contracts, the “Conflict Contracts”), Buyer shall be required at Closing to assume all obligations under such Conflict Contracts until the effective date of the termination or to assume the obligation to pay or to reimburse Seller for the payment of any termination fees or charges. In the event Buyer requires Seller to terminate any such Conflict Contract and Seller must pay a termination fee to terminate such Conflict Contract, Seller shall receive a credit for such amount at Closing.

3.	Purchase Price and Deposit.
3.1    Amount of Purchase Price. The Purchase Price shall be Sixty-Two Million Dollars ($62,000,000), subject to credits, prorations and other adjustments as provided in Sections 8 and 11 and as otherwise expressly provided in this Agreement.
3.2    Allocation of Price. Seller and Buyer shall reasonably endeavor, prior to the Closing Date, to agree on the amount of the Purchase Price to be allocated to the Hotel Premises for purposes of determining the documentary transfer tax on the conveyance of the Hotel Premises hereunder. Upon the request of either Party, the Parties shall also endeavor to allocate the Purchase Price among all components of the Hotel. Agreement on allocation shall not, however, be a condition to Closing and, failing such agreement, each Party shall be free to allocate the Purchase Price in any manner. Allocations agreed by the Parties pursuant to this Section shall be used by the Parties for title insurance and all tax and other government reporting purposes.
3.3    Deposit.
3.3.1    Amount and Delivery. Within two (2) Business Days after the Effective Date, Buyer shall deliver into Escrow cash in the amount of Three Million Dollars ($3,000,000) as a good faith deposit (such $3,000,000 deposit and all interest earned on the deposited funds while in Escrow, shall comprise the “Deposit”). The sum of One Hundred Dollars ($100) is independent of any other consideration provided hereunder, shall be fully earned by Seller upon the Effective Date of this Agreement, and is not refundable under any circumstances.
3.3.2    Investment. The Deposit, while held in Escrow, shall be held by the Escrow Agent in an interest-bearing account with a federally insured national banking association.
3.3.3    Disposition. If, after the Effective Date, Buyer is in default of its obligations under this Agreement and fails to purchase the Hotel on or before the Closing Date, or if this Agreement is terminated by Seller after the Effective Date due to Buyer's default of its obligations hereunder, Seller upon termination of this Agreement shall be entitled to receive and retain the Deposit as liquidated damages, in accordance with Section 21. In all other circumstances, the Deposit shall remain the property of Buyer and, together with interest earned thereon, shall either (A) at Closing, be applied against the Purchase Price or (B) upon termination of this Agreement, be returned to Buyer; provided that the sum of $100 which, in all events, shall belong and be released to Seller, as independent consideration for this Agreement.

4.	Title and Due Diligence Conditions.
4.1    Title and Survey.
4.1.1    Title Report and Survey. Prior to the Effective Date, Seller has caused the Title Company to deliver to Buyer the Title Report together with copies of all recorded documents referenced in the Title Report and Seller has delivered to Buyer a copy of the Survey (altogether, the Title Report, recorded documents and the Survey, the “Title Documents”). If Buyer desires Extended Coverage, Buyer may, at its sole expense, obtain an update of the Survey (as the

Title Company may require for Extended Coverage and as Buyer may otherwise require for its own purposes), so long as it obtains such updated Survey, and delivers a copy of it to Seller and the Title Company (certified to Buyer, Seller and Title Company), no later than Effective Date and, prior to 5:00 p.m., Pacific Time, on the Effective Date, the Title Company approves such updated Survey and issuance of Extended Coverage. Seller shall reasonably cooperate, but at no further expense to Seller, in assisting Buyer to obtain any update or re-certification of the Survey.
4.1.2    Objectionable Title Matters and Permitted Exceptions. Except for any exceptions to or defects in Seller’s title (“Objectionable Title Matters”) with respect to which Buyer properly gives Seller and Title Company written notice of objection (each a “Title Objection Notice”) by no later than the Effective Date (the “Title Review Date”) (or, with respect to any defect or exception which is disclosed to Buyer after it delivered its last Title Objection Notice, by the earlier of the Closing Date or five (5) Business Days after such matter is disclosed to Buyer), Buyer shall be deemed to have approved the state of Seller’s title to the Hotel as disclosed by the Title Documents and, if Buyer does not elect to obtain an update of the Survey as provided in Section 4.1.1, that would have been disclosed by any such update of the Survey. Buyer shall not object to any Permitted Exceptions set forth in clauses (A) through (G) of the definition of Permitted Exceptions set forth in Section 4.1.6. All other exceptions and other defects that are disclosed by the Title Documents or, if Buyer does not elect to obtain an update of the Survey as provided in Section 4.1.1, that would have been disclosed by any such updated Survey, to which Buyer makes no timely objection in accordance with the provisions of this Section 4.1, and all such exceptions and other defects to which Buyer timely objects but later waives such objection as provided in this Section 4.1, shall then also become and be deemed Permitted Exceptions. Notwithstanding the foregoing, under no circumstances shall (i) any mortgages, deed of trust or other security instruments for any financing incurred by Seller (other than the Equipment Leases) or (ii) delinquent real estate ad valorem taxes, delinquent general and special assessments or delinquent personal property ad valorem taxes be considered a Permitted Exception and Buyer shall not be required to list such items in any Title Objection Notice.
4.1.3    Termination for Objectionable Title Matter. If, after giving Seller timely written notice under Section 4.1.2 of any Objectionable Title Matter, Buyer does not receive by the earlier of (A) the Closing Date and (B) five (5) Business Days after the date Seller receives the Title Objection Notice from Buyer (such earlier date, “Seller’s Title Response Date”) either:
4.1.3.1    Where such Objectionable Title Matter would otherwise be within the scope of coverage of the Title Policy, written confirmation from the Title Company that such Objectionable Title Matter will, at no additional cost or expense to Buyer, not be scheduled as an exception in the Title Policy, or
4.1.3.2    Written confirmation from the Title Company that it will, at no additional cost or expense to Buyer, affirmatively insure Buyer against loss resulting from such Objectionable Title Matter, by an endorsement to the Title Policy in a form reasonably satisfactory to Buyer, and
4.1.3.3    If applicable, Seller’s unconditional written undertaking to take, at or before Closing, such steps as the Title Company specifies in its written confirmation are required for it either to omit such Objectionable Title Matter as an exception in the Title Policy or to issue such endorsement, then Buyer shall have the right to terminate the Escrow and this Agreement by written notice of termination given to Seller and Escrow Agent no later than five (5) Days after the Seller’s Title Response Date, whereupon Escrow Agent shall cancel Escrow, disburse the Deposit to Buyer and return every other item in Escrow to the Party which deposited the same. If Buyer does not so elect to terminate this Agreement, Buyer shall be deemed to have waived its objection to the Objectionable Title Matter(s) in question and such title matter(s) shall then become and be deemed Permitted Exceptions.
4.1.4    Extension of Closing Date for Notice and Cure. If Buyer timely gives Seller notice of objection to any title exception under Section 4.1.2 later than the tenth (10th) Day preceding the Closing Date, the Closing Date may be extended by Seller if Seller has elected to cure such title objection, to a date no more than fifteen (15) Days after the date otherwise specified herein as the Closing Date. Such extension shall be effected by Seller’s giving written notice of such extension to Buyer on or before the date otherwise specified herein as the Closing Date.
4.1.5    Title Policy. Buyer’s obligation to consummate the Closing and purchase the Hotel shall be subject to and conditioned upon the Title Company’s willingness at Closing to issue the Title Policy solely upon condition of the payment of the Title Company’s negotiated premium. In the event of any failure of such condition in this Section 4.1.5 other than due to Buyer’s default hereunder, Buyer shall have the right to waive such condition and proceed to Closing or terminate this Agreement by delivering written notice thereof to Seller and Escrow Agent on or prior to the Closing Date, and the failure by Buyer to timely deliver written notice of Buyer’s waiver of such conditions shall be deemed Buyer’s election to terminate this Agreement and receive a return of the Deposit. In the event of such termination, the entire Deposit then held by Escrow Agent shall be returned to Buyer and thereafter no party hereto shall have any further rights or obligations hereunder, except as expressly provided otherwise in this Agreement. The Title Company’s willingness at Closing to issue the Title Policy to Buyer with respect to the Hotel Premises shall only be a condition of Buyer’s obligation to proceed to Closing and not a covenant of Seller; provided that Seller shall execute a customary owner’s affidavit and a gap indemnity in the form reasonably requested by the Title Company for purposes of issuing Extended Coverage and such other formation and authority documents as reasonably requested by Title Company in connection with the issuance of the Title Policy to Buyer.
4.1.6    Permitted Exceptions. As used herein, the term “Permitted Exceptions” shall mean: (A)  the rights of tenants as tenants only under the Leases; (B) the Hotel Management Agreement; (C) the Assumed Contracts; (D) non-delinquent real estate ad valorem taxes, general and special assessments, and water or sewer rates and charges (if not metered) and personal property ad valorem taxes accruing for the fiscal year in which the Closing occurs; (E) all zoning restrictions, regulations and requirements, all building codes and other applicable laws, ordinances and governmental regulations affecting the Hotel Premises; (F) any lien or encumbrance caused by Buyer or arising through or under Buyer or its activities; (G) all matters existing with the written consent of Buyer; and (H) all matters deemed to be Permitted Exceptions pursuant to

Sections 4.1.2 and 4.1.3. The inclusion of any non-recorded agreements and documents included above is not intended to mean, and shall not be deemed to imply, that such agreements and documents described therein are covenants running with, or encumbrances upon, the Hotel Premises.
4.2    Access to Property Records and Personnel. Prior to the Effective Date, Seller has provided to Buyer, its agents, consultants and counsel, access at the Hotel at all reasonable times to:
4.2.4    The Hotel Records (excluding software and electronic databases, but including print-outs or digital copies of such data). Access may be provided through the due diligence websites (the “Electronic Data Site”) maintained by Seller’s Broker and Bentall Kennedy (and Buyer acknowledges that it already has been granted access to such websites for purposes of its pre-bid due diligence).
4.2.5    The Hotel Improvements and Hotel Parcel, for purposes of conducting (at Buyer’s sole expense and liability) any inspections, observations, examinations, surveys and tests that Buyer may reasonably require (but Buyer shall not conduct any borings, drilling or other invasive or destructive testing without Seller’s prior written consent and without first evidencing to Seller liability insurance coverage for such activity reasonably satisfactory in scope and amount to Seller).
Such right of access, however, shall be subject to the rights of guests, tenants and licensees of the Hotel and holders of other possessory interests in the Hotel, and Buyer in its activities under this Section 4.2 shall conduct its inspections so as not to unreasonably interfere with such rights or the operation of the Hotel in any respect. In no event shall Buyer communicate with any employees of or at the Hotel other than (A) the Hotel’s general manager, (B) such other executive Hotel Employees, if any, as Seller designates in writing from time-to-time (“Designees”), nor shall Buyer disclose or permit to be disclosed to any Hotel Employees, other than the Hotel’s general manager, the nature or reason for Buyer’s presence on or about the Hotel without Seller’s prior approval.
4.3    Indemnification and Insurance.
4.3.1    Buyer shall Indemnify Seller and Hotel Manager from and against any and all Claims arising or asserted to arise out of, any activity of Buyer or Buyer’s agents, contractors, employees and representatives, conducted at or about the Hotel Premises prior to Closing, including, without limitation, Claims for damage to the Hotel or third-party Claims against Seller or Hotel Manager resulting from any such activity, except to the extent that such Claims were caused by the negligence or willful misconduct of Seller or Hotel Manager. Buyer shall, with reasonable promptness, repair in a good and workmanlike manner any damage to the Hotel caused by any such activity; provided, however, that Buyer shall not be liable for any Claim resulting solely from Buyer’s discovery of any pre-existing condition.
4.3.2    Prior to any entry upon the Hotel Premises by Buyer or Buyer’s agents, contractors, subcontractors or employees, Buyer shall deliver to Seller proof satisfactory to Seller that Buyer is carrying a commercial general liability insurance policy issued by a financially responsible insurance company reasonably acceptable to Seller, covering (i) the activities of Buyer, Buyer’s agents, contractors, subcontractors and employees on or upon the Hotel Premises, and (ii) Buyer’s indemnity obligation contained in Section 4.3.1 above. Such proof shall evidence that such insurance policy shall have a per occurrence limit of at least Two Million Dollars ($2,000,000) and an aggregate limit of at least Five Million Dollars ($5,000,000).
4.3.3    Notwithstanding any other provision of this Agreement, the indemnity and insurance obligations of Buyer set forth in this Section 4.3 shall survive any termination of this Agreement.
4.4    Natural Hazard Report. Prior to the Effective Date, Seller has delivered a report detailing the natural hazards affecting the property (“Natural Hazards Report”), prepared by an independent third party pursuant to California Civil Code § 1102.4 (“Natural Hazard Expert”). The Natural Hazard Report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller from its disclosure obligations under Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4 and 51183.5, and California Public Resources Code Sections 2621.9, 2694 and 4136, and any successor statutes or laws and Sections 1102 through 1102.17 of the California Civil Code and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written Natural Hazard Report regarding the natural hazards referred to above.
4.5    Discussions with Government Authorities. Buyer shall not have the right to meet with or otherwise communicate with any Governmental Authority or any official, employee, agent or representative thereof regarding the Hotel (other than for routine inspections of public records) unless Buyer gives Seller at least two (2) Business Day’s prior written notice of such communication (including time, place and subject matter) and the opportunity to have such communications conducted in the presence of a representative of Seller.

5.	Representations and Warranties.
5.1    By Seller.
5.1.6    Regarding the Hotel. Seller hereby represents and warrants to Buyer that, as of the Effective Date and except as disclosed in Exhibit “5.1.1” or elsewhere in this Agreement or in any other Exhibit to this Agreement, the Environmental Report, the Natural Hazards Report, the Title Report, the Survey or other written materials made available to Buyer at the Hotel prior to the Effective Date or on the Electronic Data Site prior to the Effective Date:
5.1.6.1    To Seller’s Knowledge, attached hereto as Exhibit “5.1.1.1” is a list of all material Permits which Seller and/or Hotel Manager has obtained in the Ordinary Course and, to Seller’s Knowledge, neither Seller nor Hotel Manager has received written notice (A) that the current condition, occupancy or use of the Hotel violates or will require correction under any applicable Law (including, without limitation, building, health, fire, zoning, occupancy and safety codes, Title III of the Americans with Disabilities Act, OSHA regulations or Laws regulating Hazardous Substances) or (B) revoking, canceling or denying renewal of any Permit or Liquor License.
5.1.6.2    Seller has not filed any notice of protest or appeal against, or commenced proceedings to recover, real property tax assessments against the Hotel Parcel or the Hotel Improvements except as set forth in Exhibit “5.1.1.2”. Seller shall not initiate any other such protest or appeal without Buyer’s prior written consent which shall not be unreasonably withheld except Seller may, at its sole cost without reimbursement from Buyer, appeal property taxes for tax years 2011/2012 and 2012/2013. Upon Closing, Buyer, at Buyer’s election and at Buyer’s sole cost without reimbursement from Seller, shall be permitted to assume control of any such protest or appeal with respect to taxes for tax year 2012/2013. Any refund of such property taxes for tax year 2012/2013 shall be prorated between Buyer and Seller based on the portion of such year that each of them owned the Hotel.
5.1.6.3    There are no lawsuits, arbitrations, administrative claims, mediation demands or similar actions filed and served upon Seller or, to Seller’s Knowledge, otherwise pending or threatened against Seller, the Hotel or the Hotel Manager, whose outcome could adversely affect title to or the use, occupancy or operation of the Hotel or Seller’s ability to convey, assign and transfer the Hotel or otherwise perform its obligations under this Agreement (including, without limitation, actions for condemnation). There are pending certain worker’s compensation suits and claims in the Ordinary Course as set forth on Exhibit “5.1.1.3”. To Seller’s Knowledge, there is no outstanding or unsatisfied order or judgment against or affecting the Seller, the Hotel, or the Hotel Manager.
5.1.6.4    Except as set forth on Exhibit “1-G” and the reports set forth therein, neither Seller nor, to Seller’s Knowledge, Hotel Manager has received written notice from any Governmental Authority (A) of any pending or threatened proceeding or investigation concerning any alleged or suspected violations of applicable Laws regarding the use, storage, transportation, release or disposal of Hazardous Substances (“Environmental Laws”) or (B) of any alleged violation of Environmental Laws at the Hotel that remains uncured. Except as set forth on Exhibit “1-G” and the reports set forth therein, to Seller’s Knowledge, Seller has not used, stored, disposed or released Hazardous Substances at or about the Hotel in violation of any Environmental Laws nor, to Seller’s Knowledge, has any use, storage, disposal or release of Hazardous Substances occurred at the Hotel in violation of any Environmental Laws, nor, to Seller’s Knowledge, is there any other condition existing at the Hotel in violation of any Environmental Law.
5.1.6.5    The Schedule of Leases attached hereto as Exhibit “5.1.1.5” identifies all of the existing Leases, including all amendments and modifications thereto in effect as of the Effective Date. Such exhibit includes a list of all security, damage or other deposits held by Seller under the Leases. Seller has delivered true, correct and complete copies of the Leases to Buyer. To Seller’s Knowledge, neither Seller nor any of the tenants thereunder is currently in default of any of the Leases; and, to Seller’s Knowledge, there are no disputes, defenses, claims or rights of set-off currently outstanding with respect to the Leases. To Seller’s Knowledge, Seller has received no written notice of any default under any of the Leases, or notice of any intention by any of the parties to any Lease to cancel the same, nor has Seller canceled any of same.
5.1.6.6    The Schedule of Contracts attached hereto as Exhibit “1-D” identifies all of the existing Equipment Leases and material Service Contracts affecting the Hotel. The copies of the Equipment Leases and Service Contracts which Seller shall deliver or make available to Buyer pursuant to Section 4.2.1 shall be true, correct and complete copies of the same. To Seller’s Knowledge, each of the Equipment Leases and Service Contracts are in full force and effect and neither Seller nor any other party to any such lease or contract is currently in default thereunder.
5.1.6.7    Seller has good title to the FF&E, Inventory and Intangibles (which at the Closing shall be free and clear of any Liens, charges or encumbrances, subject only to the Equipment Leases).
5.1.6.8    Seller shall deliver a true, correct and complete copy of the Ground Lease to Buyer pursuant to Section 4.2.1. The Ground Lease is in full force and effect, and to Seller’s Knowledge, Seller has not received written notice of a default under, nor, to Seller’s Knowledge, is Seller or the City currently in default under, the Ground Lease. All rent due has been paid under the Ground Lease through Effective Date, Seller will continue to timely pay rent due and otherwise perform its obligations under the Ground Lease through the Closing Date, and, to Seller’s Knowledge, there are no other outstanding amounts owed under the Ground Lease (other than any year end adjustments as may be required pursuant to the Ground Lease).
5.1.6.9    Seller is not a party to any existing management agreements or franchise agreements relating to the Hotel other than the Hotel Management Agreement and that certain Unit License Agreement between Einstein and Noah Corp. and Seller dated February 28, 2008 (the “Einstein Franchise Agreement”). Seller shall deliver a true, correct and complete copy of the Hotel Management Agreement and the Einstein Franchise Agreement to Buyer pursuant to Section 4.2.1. The Hotel Management Agreement and the Einstein Franchise Agreement are each in full force and effect, and to Seller’s Knowledge, neither Seller nor the Hotel Manager is currently in default under the Hotel Management Agreement and neither Seller nor Einstein and Noah Corp. is currently in default under the Einstein Franchise Agreement. All management fees due have been paid under the Hotel Management Agreement through Effective Date and Seller will continue to timely pay amounts due and otherwise perform its obligations under the Hotel Management Agreement through the Closing Date, and, to Seller’s Knowledge there are no other outstanding amounts owed under the Hotel Management Agreement (other than any year end adjustments as may be required pursuant to the Hotel Management Agreement). The FF&E Reserve is the only reserve maintained by the Hotel Manager pursuant to the Hotel Management Agreement. All unit license and royalty fees due have been paid under the Einstein Franchise Agreement through Effective Date and Seller will continue to timely pay amounts due and otherwise perform its obligations under the Einstein Franchise Agreement through the Closing Date, and, to Seller’s Knowledge there are no other outstanding amounts owed under the Einstein Franchise Agreement.
5.1.6.10    There are no pending or, to Seller’s Knowledge, threatened zoning changes or variances with respect to the Hotel, nor to Seller’s Knowledge has anyone initiated any request or application for a zoning change or variance with respect to the Hotel. There are no pending or, to Seller’s Knowledge, threatened changes in access to the Hotel. Seller has not received written notice of, and to Seller’s Knowledge there are, no pending condemnation actions with respect to the Hotel and there are no threatened or contemplated condemnation actions.
5.1.6.11    Except as otherwise disclosed on Exhibit “5.1.1.11”, there are no employment agreements, union contracts or collective bargaining agreements with respect to the Hotel. Except as otherwise disclosed on Exhibit “5.1.1.11”, to Seller’s Knowledge, there are no alleged unfair labor practices, strikes or other employee disputes pending or, to Seller’s Knowledge, threatened with respect to the Hotel. As provided in the Hotel Management Agreement, all of the employees regularly working at the Hotel are Hotel Employees and are employed by Hotel Manager.
5.1.6.12    To Seller’s Knowledge, there is no pending or threatened claim or litigation contesting Seller’s right to use any of the Marks.
5.1.6.13    The Hotel Records delivered or to be delivered to Buyer by or on behalf of Seller were prepared and delivered to Seller in the Ordinary Course pursuant to the Hotel Management Agreement and, to Seller’s Knowledge, are complete and correct in all material respects.
5.1.6.14    To Seller’s Knowledge, attached hereto as Exhibit “5.1.1.14” are true, correct and complete copies of the certificates of insurances for the insurance policies maintained on Seller’s behalf for the Hotel. To Seller’s Knowledge, it has not received written notice of the pending or threatened termination of any such insurance policy, and to Seller's Knowledge, no such insurance policy has been terminated. To Seller's Knowledge, it has not received written notice of any defects or inadequacies in the Hotel that would affect adversely its insurability or materially increase the cost of insurance beyond the current costs.
5.1.6.15    To Seller's Knowledge, there exists no audit of any taxes payable or tax delinquency with respect to the Hotel which has not been resolved or completed or being contested in good faith. All such uncontested taxes (including Operational Taxes) and all deficiency assessments, penalties and interest relating to any period ending prior to the Closing Date with respect to the Hotel, which Seller is aware of, have been or shall be paid by Seller if due as of or prior to the Closing Date. To Seller’s Knowledge, all returns, reports and declarations for Operational Taxes required to be filed by or on behalf of Seller (either separately or as part of a consolidated group) with respect to the Hotel or operation of the Hotel have been timely filed (subject to any extensions that may be permitted by Law) and to Seller’s Knowledge, such returns, reports and declarations as so filed are complete and accurate in all material respects and disclose all Operational Taxes required to be paid for the periods covered thereby.
5.1.7    Regarding Seller. Seller hereby represents and warrants to Buyer that, as of the Effective Date:
5.1.7.1    Seller is duly organized, validly existing and in good standing under the laws of the State of California; has full power to enter into this Agreement and to fulfill its obligations hereunder; has authorized its execution, delivery and performance of this Agreement by all necessary corporate and/or partnership action; and has caused this Agreement to be duly executed and delivered on its behalf to Buyer. This Agreement constitutes, and all other documents required by this Agreement to be executed by Seller shall constitute when so executed, the valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally.
5.1.7.2    Subject to obtaining the consent of the City under the Ground Lease, Seller has full right and power to convey and deliver possession of the Seller’s interest as tenant under the Ground Lease and the Hotel Improvements and to transfer all of the other property comprising the Hotel in accordance with this Agreement.
5.1.7.3    Except as provided in the conditions to closing in Section 9 and in Section 5.1.2.2, no Governmental Authority, internal or other third-party approval or consent which has not already been obtained is required for Seller’s execution and delivery of, performance of obligations under, and conveyance of assets to Buyer under, this Agreement. Seller’s execution, delivery and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or any Law to which Seller is a party or by which Seller or any of the property comprising the Hotel is bound.
5.1.7.4    There are no lawsuits filed and served against Seller or, to Seller’s Knowledge, otherwise pending or threatened whose outcome could adversely affect Seller’s ability to sell the Hotel and otherwise perform its obligations under this Agreement.
5.1.7.5    Except for Seller’s Broker, Seller has not engaged or dealt with any broker, finder or similar agent in connection with the transactions contemplated by this Agreement.
5.1.7.6    Seller (a) is not in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America and by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 or Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with persons Who Commit, Threaten to Commit, or Support Terrorism) the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”), (b) is not acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time, (c) does not conduct any business or engage in making or receiving any contributions of funds, goods, or services to or for the benefit of any person included in the Annex or lists described in clause (a) above; (d) does not deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; and (e) does not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

5.1.7.7    Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets, and no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, or similar proceedings are pending or, to Seller’s Knowledge, threatened against Seller, nor is Seller contemplating commencing any proceedings. Seller is not insolvent, and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent.
5.2    By Buyer. Buyer hereby represents and warrants to Seller that, as of the Effective Date:
5.2.4    Buyer is duly organized, validly existing and in good standing under the laws of Delaware, is in good standing and qualified to do business in every other jurisdiction in which such qualification is legally required; has full power and authority to enter into this Agreement and to fulfill its obligations hereunder; has authorized the execution, delivery and performance of this Agreement by all necessary company action; and has caused this Agreement to be duly executed and delivered to Seller. This Agreement constitutes, and all other documents required by this Agreement to be executed by Buyer shall constitute when so executed, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally.
5.2.5    Except for the consent of the City under the Ground Lease, no Governmental Authority, internal or other third-party approval or consent which has not already been obtained are required for Buyer’s execution and delivery of, or performance of obligations under, this Agreement, and Buyer’s execution and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or applicable Law to which Buyer is a party or by which Buyer is otherwise bound.
5.2.6    There are no lawsuits filed and served against Buyer or, to Buyer’s knowledge, otherwise pending or threatened whose outcome could adversely affect Buyer’s ability to purchase the Hotel and otherwise perform its obligations under this Agreement.
5.2.7    Except for Seller’s Broker, Buyer has not engaged or dealt with any broker, finder or similar agent in connection with the transaction contemplated by this Agreement.
5.2.8    Buyer is experienced in the acquisition, ownership and operation of hotels similar to the Hotel.
5.2.9    Buyer (a) is not in violation of any laws relating to terrorism, money laundering or Anti-Money Laundering and Anti-Terrorism Laws, (b) is not acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time, (c) does not conduct any business or engage in making or receiving any contributions of funds, goods or services to or for the benefit of any person included in the Annex or lists described in clause (a) above; (d) does not deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; and (e) does not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti Money Laundering and Anti Terrorism Laws.
5.2.10    PRIOR TO THE EFFECTIVE DATE, BUYER WILL HAVE CONDUCTED ITS OWN INVESTIGATION OF THE HOTEL AND MADE ALL INQUIRIES, INSPECTIONS, TESTS, AUDITS, STUDIES AND ANALYSES (“INQUIRIES”) IN CONNECTION WITH PURCHASING THE HOTEL THAT BUYER DEEMS NECESSARY OR ADVISABLE. SUBJECT ONLY TO THE REPRESENTATIONS AND WARRANTIES AND COVENANTS OF SELLER EXPRESSLY SET FORTH HEREIN AND IN ANY CLOSING DOCUMENT, (A) BUYER WILL RELY ON SUCH INQUIRIES IN DETERMINING IF THE HOTEL IS SUITABLE FOR BUYER’S PURPOSES, AND (B) IF FOR ANY REASON BUYER IS UNABLE ON OR BEFORE THE EFFECTIVE DATE TO MAKE ANY INQUIRIES THAT IT DESIRED TO MAKE, OR THAT IS CUSTOMARILY MADE IN TRANSACTIONS OF THIS SORT, OR OTHERWISE FAILS TO OBTAIN INFORMATION SUFFICIENT TO ANSWER ANY QUESTION REGARDING THE CONDITION AND SUITABILITY OF THE HOTEL, AND YET NONETHELESS PROCEEDS WITH THE PURCHASE OF THE HOTEL, BUYER SHALL ASSUME ALL RISKS THAT, HAD IT PERFORMED SUCH INQUIRIES OR OBTAINED SUCH INFORMATION, IT WOULD HAVE ELECTED NOT TO PROCEED WITH THE PURCHASE OF THE HOTEL ON THE TERMS CONTAINED HEREIN.
5.2.11    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY CLOSING DOCUMENT, BUYER IS BUYING THE HOTEL “AS IS, WHERE-IS AND WITH ALL FAULTS” AND WITHOUT ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND WHATSOEVER, WHETHER BY SELLER OR BY ANY ONE ACTING ON SELLER’S BEHALF (INCLUDING, WITHOUT LIMITATION, AGENTS, BROKERS, CONSULTANTS, COUNSEL, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, TRUSTEES OR BENEFICIARIES).
5.3    WAIVER AND RELEASE. AS A MATERIAL PART OF THE CONSIDERATION TO SELLER FOR THE SALE OF THE HOTEL HEREUNDER, EXCEPT FOR A CLAIM MADE FOR MONETARY DAMAGES DUE TO A BREACH OF A REPRESENTATION, WARRANTY OR COVENANT OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, AND EXCEPT FOR ANY CLAIMS BASED ON ANY INDEMNIFICATIONS PROVIDED BY SELLER HEREIN OR IN SELLER’S CLOSING DOCUMENTS, BUYER HEREBY WAIVES AND RELINQUISHES, AND RELEASES SELLER AND ALL OF SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS (COLLECTIVELY, “SELLER RELEASE PARTIES”) FROM, ANY AND ALL CLAIMS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF RESCISSION) AGAINST SELLER RELEASE PARTIES OR ANY OF THEM BASED DIRECTLY OR INDIRECTLY ON (A) ANY PAST, PRESENT OR FUTURE CONDITION OF THE HOTEL, INCLUDING, WITHOUT

LIMITATION, THE RELEASE OR PRESENCE OF ANY HAZARDOUS SUBSTANCES OR (B) ANY MISREPRESENTATION, OR FAILURE TO DISCLOSE TO BUYER ANY INFORMATION, REGARDING THE HOTEL (INCLUDING, WITHOUT LIMITATION, ANY DEFECTIVE, HAZARDOUS OR UNLAWFUL CONDITION WHICH SELLER SHOULD BE AWARE, WHETHER OR NOT SUCH CONDITION REASONABLY COULD HAVE BEEN DISCOVERED BY BUYER THROUGH AN INSPECTION OF THE HOTEL OR THE PROPERTY RECORDS), OTHER THAN SUCH A MISREPRESENTATION CONSTITUTING FRAUD. BUYER UNDERSTANDS THAT SUCH WAIVER AND RELEASE INCLUDES STATUTORY AS WELL AS “COMMON LAW” AND EQUITABLE RIGHTS AND REMEDIES AND THAT IT COVERS POTENTIAL CLAIMS OF WHICH BUYER MAY BE CURRENTLY UNAWARE OR UNABLE TO DISCOVER. BUYER ACKNOWLEDGES THAT THE FOREGOING WAIVER AND RELEASE IS OF MATERIAL CONSIDERATION TO SELLER IN ENTERING INTO THIS AGREEMENT, THAT BUYER’S COUNSEL HAS ADVISED BUYER OF THE POSSIBLE LEGAL CONSEQUENCES OF MAKING SUCH WAIVER AND RELEASE AND THAT BUYER HAS TAKEN INTO ACCOUNT, IN AGREEING TO PURCHASE THE HOTEL AT THE PURCHASE PRICE SPECIFIED HEREIN, SELLER’S DISCLAIMER OF ANY WARRANTIES AND REPRESENTATIONS REGARDING THE HOTEL OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN AND IN SELLER’S CLOSING DOCUMENTS.
BUYER FURTHER AGREES AND ACKNOWLEDGES THAT, IN GIVING THE FOREGOING WAIVER AND RELEASE, IT HAS WITH ITS LEGAL COUNSEL, CONSIDERED ANY STATUTE OR OTHER LAW THAT MIGHT APPLY TO AND LIMIT THE EFFECT OF BUYER’S WAIVER AND RELEASE HEREIN AND HEREBY KNOWINGLY WAIVES THE BENEFITS OF ANY SUCH LAW AND INTENDS THAT IT NOT BE APPLICABLE HERE, INCLUDING, BUT NOT LIMITED TO THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
AND, BEING AWARE THAT SAID SECTION 1542 MIGHT OTHERWISE APPLY TO AND LIMIT THE EFFECT OF BUYER’S WAIVER AND RELEASE HEREIN, KNOWINGLY WAIVES THE BENEFITS OF SUCH STATUTE AND INTENDS THAT IT NOT BE APPLICABLE HERE.

Buyer’s Initials

5.4    Survival and Limitations. The Parties’ representations and warranties set forth in this Section 5 (and their respective liability for any breach thereof) shall survive Closing and shall not be deemed to merge into any of the Closing Documents; provided, however, that after Closing Seller shall have no liability to Buyer for any breach of such representations and warranties unless:
5.4.1    The facts constituting such breach are not within Buyer’s Knowledge prior to Closing or were not otherwise disclosed on the Electronic Data Site or in writing to Buyer in accordance with Section 15 of this Agreement;
5.4.2    Buyer has given Seller written notice claiming such breach, and stating in reasonable detail the factual basis for such claim, within 180 Days after the Closing Date and has commenced any action with respect to such claim within 210 Days after the Closing Date; and
5.4.3    Buyer’s actual out-of-pocket loss from all breaches of Seller’s representations, warranties and covenants herein exceeds Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, in which case Buyer shall have a claim for the entire amount of loss suffered from such breaches but in no event shall Seller’s aggregate liability to Buyer for all such breaches exceed two percent (2%) of the Purchase Price. In the event of the breach or in accuracy of any representation or warranty set forth herein, the damaged Party shall, subject to the foregoing limitations, be entitled to recover all actual losses, damages, payments, cost or expense caused thereby (including, without limitation, attorneys’ fees and disbursements actually and reasonably incurred but excluding incidental, consequential, exemplary, special or punitive damages).
5.5    Notice of Subsequent Event or Discovery. Prior to Closing, each Party shall in good faith endeavor to give the other prompt notice of its discovery of any event or condition which has the effect of making any of Seller’s representations contained in Section 5 materially inaccurate, either when made or as of the Closing. If it is reasonably likely that such event or condition can be remedied within thirty (30) Days, so as to remove such material inaccuracy, and if Seller undertakes in writing to Buyer, within ten (10) Days after giving or receiving such notice, to use all commercially reasonable efforts to effect such remedy, then so long as it is diligently making such efforts Seller shall have the right to extend the Closing Date by no more than thirty (30) Days to complete such remedy and Buyer shall not be entitled, prior to the Closing Date (as so extended), to terminate this Agreement by reason of such inaccuracy.

6.	Operation of the Hotel Pending Closing.
From the Effective Date until Closing, Seller, in accordance with the Hotel Management Agreement, shall use commercially reasonable efforts to cause Hotel Manager to operate the Hotel in the Ordinary Course, and Seller shall not voluntarily cause, or approve or consent to, any material change in the operations of the Hotel without Buyer’s prior written approval (which shall not be unreasonably withheld or delayed). Without limiting the generality of the foregoing, from the Effective Date until Closing, subject to the terms and conditions of the Hotel Management Agreement, Seller shall not voluntarily cause, or approve or consent to, and shall use commercially reasonable efforts to restrain the Hotel Manager from doing, any of the following (to the extent Seller has timely actual knowledge of the applicable Manager’s action), without Buyer’s prior written approval (which shall not be unreasonably withheld or delayed):
6.1    Material alterations or other material changes in the Hotel Improvements, except for Approved Capital Expenditures and for alterations currently required by Law (which Seller may elect, but shall not be obligated by this reference alone, to make).
6.2    Cancellation or surrender of any existing Permit for the Hotel.
6.3    Creation of any Lease or material modification of any Lease (other than Marina Leases in the Ordinary Course) or any modification or amendment of the Ground Lease or Hotel Management Agreement.
6.4    Entering into or materially modifying any Equipment Lease or Service Contract, unless the same is terminable upon Closing, or intentionally breaching a Service Contract.
6.5    The imposition of any new Liens or encumbrances with respect to the Hotel Premises or any portion thereof which would survive the Closing, except for vendor Liens incurred in the Ordinary Course.
6.6    Material reduction in Inventories to levels below those maintained at the Hotel during the preceding 12 months (taking into account any seasonal fluctuations).
6.7    Disposal of any FF&E except for damaged or obsolete items.
6.8    Seller shall cause Hotel Manager to continue to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Hotel in Ordinary Course. All advance bookings and Reservations shall be booked at rates, prices and charges customarily charged by Hotel Manager for such purposes.
6.9    Seller will maintain in effect all policies of casualty, business interruption and liability insurance which are in effect as of the date hereof, or similar policies of insurance, with no less than the limits of coverage now carried with respect to the Hotel.
If Buyer proceeds to Closing with actual knowledge of any breach by Seller of this Section 6, Buyer shall be deemed to have waived such breach and shall have no claim against Seller after Closing on account of such breach.

Seller shall promptly notify Buyer of any written request by Hotel Manager for Seller’s consent or approval, and shall consult with Buyer regarding whether Buyer wishes such consent or approval to be given or withheld. Notwithstanding the foregoing or anything to the contrary, Seller shall not be deemed in breach of this Section 6 by reason of any action taken by the Hotel Manager without Seller’s consent or approval except to the extent Seller failed to use commercially reasonable efforts to restrain the Hotel Manager as provided in the first paragraph of this Section 6.

7.	Other Agreements.
7.1    Hotel Management Agreement. Upon Closing, Buyer shall assume the obligations of Seller under the Hotel Management Agreement accruing on and after the Closing Date, strictly in accordance with and subject to the terms and conditions of the Hotel Management Agreement and pursuant to the Assignment of Hotel Management Agreement.
7.2    Liquor License(s) and Liquor Inventory.
7.2.4    Liquor License(s) and Liquor Inventory. Buyer acknowledges (i) that the primary alcoholic beverage license which permits the sale and on-premises consumption of alcoholic beverages at the Hotel Premises (the “Liquor License”) is held by Hotel Manager and (ii) that the transfer or re-issuance of the Liquor License to Buyer or Buyer’s designee is not contemplated by this Agreement or a condition to Buyer’s obligation to purchase the Hotel; and (iii) that, except as the representations and warranties of Seller contained in Section 5.1 may apply thereto, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to the Liquor Operations.
7.2.5    Buyer shall be responsible for investigating and, at its sole cost, expense, and risk, complying, with Laws applicable to the Liquor License and the Liquor Operations, insofar as they may require any filing, payment of fees or other action on the part of Buyer or, after Closing, Hotel Manager with respect to the sale of the Hotel. Seller shall reasonably cooperate, but at no significant expense or liability to Seller, in assisting Buyer or Hotel Manager with respect to the foregoing, and such obligation to cooperate shall survive the Closing and shall not be deemed to merge into any of the Closing Documents.

8.	Prorations, Credits and Other Adjustments.
At Closing, the Parties shall make the prorations and other adjustments provided below, and the net amount consequently owing to Seller or Buyer shall be added to or subtracted from the proceeds of the Purchase Price payable to Seller at Closing. As close to the anticipated Closing Date as practical, Seller shall, in consultation with Buyer and with Buyer’s reasonable cooperation and approval, cause to be prepared a prorations and credit statement (the “Preliminary Statement”) which shall reflect all of the prorations, credits and other adjustments at Closing required under this Section 8 or under any other provision of this Agreement, and which shall be used for purposes of Closing adjustments, subject to final adjustments as provided in Section 11. As soon as the Parties have agreed upon the Preliminary Statement, they shall jointly deliver a mutually signed copy thereof to Escrow Agent. To the extent the Parties are unable to agree by Closing on any item on the Preliminary Statement, the amount in dispute shall be placed in escrow with the Title Company and such item shall be finally resolved on the Final Statement pursuant to Section 11.
8.1    Proration of Taxes. All real estate ad valorem taxes, general assessments and special assessments and all personal property ad valorem taxes assessed against the Hotel (generically “Real Estate Taxes”) for the tax year in which Closing occurs shall be prorated between Buyer and Seller as of the Closing Date. Seller shall be responsible for any special assessments levied against the Hotel and payable for any years prior to the tax fiscal year in which the Closing occurs plus a pro rata share of such assessments payable for the tax fiscal year in which the Closing occurs, and Buyer shall be responsible for all subsequent assessments, including a pro rata share of such assessments payable for the tax fiscal year in which the Closing occurs. If the real property tax rate, personal property tax rate or any assessment has not been set for the tax year in which the Closing occurs, then the proration of such real property tax, personal property tax or assessment shall be based on the tax bill for the preceding tax year for such tax or assessment which has not been set for the tax year in which the Closing occurs, and such proration shall be adjusted between Seller and Buyer upon presentation of written evidence that the actual taxes or assessment paid (determined as of the date such taxes or assessment are actually paid) for the tax year in which the Closing occurs differ from the amounts used at Closing. The amount of any tax refunds (net of attorneys’ fees and other costs reasonably incurred by Seller in seeking such a reduction) with respect to any portion of the Hotel for all tax years prior to the tax year in which the Closing occurs shall be allocated entirely to Seller and Buyer agrees to, at no cost to Buyer, reasonably cooperate with Seller in obtaining such refund and/or immediately delivering to Seller any such refund that Buyer may receive, on Seller's behalf, at any time subsequent to the Closing. The amount of any tax refunds (net of attorneys’ fees and other costs reasonably incurred by any Person in seeking such a reduction) with respect to any portion of the Hotel for the tax year in which the Closing occurs shall be apportioned between Seller and Buyer in the same manner as unpaid real estate taxes, personal property taxes and other assessments on the Hotel. The provisions of this Section 8.1 shall survive Closing.
Except as provided in Section 8.2.1.4 Seller shall be responsible for room taxes, occupancy taxes, sales taxes, gross receipt taxes, and similar taxes imposed by any Governmental Authority (collectively, the “Operational Taxes”) accruing prior to the Cut-off Time and Buyer shall be responsible for the Operational Taxes accruing after the Cut-Off Time. For purposes of this Agreement, all of Operational Taxes (expressly excluding taxes and assessments covered by the first paragraph of this Section 8.1, corporate franchise taxes, and federal, state, and local income taxes) shall be allocated between Seller and Buyer such that those attributable to the period prior to the Cut-Off Time shall be allocable to Seller and those attributable to the period from and after the Cut-Off Time shall be allocable to Buyer (with the attribution of such taxes hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such taxes may be based).
8.2    Proration of Hotel Revenues.

8.2.1    Guest Ledger. The open account (“Guest Ledger”) for each guest at the Hotel on the night immediately preceding the Closing (“Closing Eve”) shall be prorated between Seller and Buyer as follows:
8.2.1.1    Room revenue for all times preceding Closing Eve shall be credited to Seller.
8.2.1.2    Room revenue for all times after Closing Eve shall belong to Buyer.
8.2.1.3    Room revenue including any sales taxes, room taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini bars, in room food and beverage, telephone, facsimile and data communications, in room movie, laundry, and other service charges allocated to such rooms with respect to the night containing the Cut-Off Time for guests staying through the night on the Closing Eve, shall be apportioned equally between Seller and Buyer; provided, however, that to the extent the times at which food and beverage sales, telephone, facsimile or data communication, in room movie, laundry, and other services are ordered by guests can be determined, the same shall be allocated between Seller and Buyer based on when orders for the same were received, with orders originating prior to Cut-Off Time being allocable to Seller, and orders originating from and after the Cut-Off Time being allocable to Buyer.
8.2.1.4    From the amounts apportioned to Seller under the foregoing clauses shall be deducted the allocable share of all applicable Operational Taxes, fees retained by credit card companies, travel and tour agent commissions, license, reservation and franchise fees, and similar expenses with respect to such revenues, which Buyer shall then be responsible for paying along with the share thereof allocable to the amounts apportioned to it.
8.2.2    Restaurant and Public Room Operations. Restaurant and public room operations shall be adjusted as of the close of business during the morning in which the Cut-Off Time occurs (or such earlier time on the same night, if the close of business occurs prior to 12:00 A.M.). Income from the period prior to such time shall be for the account of Seller, and income from and after such time shall be for the account of Buyer. From the amount apportioned to Seller under the foregoing clause shall be deducted the allocable share of applicable taxes and similar expenses with respect to such revenue, which Buyer shall then be responsible for paying along with the share thereof allocable to the amounts apportioned to it.
8.2.3    Rents and other Operating Revenues. Seller shall assign to Buyer:
8.2.3.8    all undisputed monthly rents and other fixed periodic payments under the Leases which are not delinquent or in default and which are aged thirty (30) days or less as of Closing, and any other operating revenues not otherwise provided for in this Section which are not delinquent or in default and which are aged thirty (30) days or less as of Closing, which shall be purchased by Buyer at Closing at one hundred percent (100%) of the face amount of such receivables, and

8.2.3.9    Seller shall retain all other such monthly rents and other fixed periodic payments under the Leases which do not fall within 8.2.3.1 above (the “Over 30 Day Rents”). Buyer shall have no right to any such Over 30 Day Rents. Seller’s retention of the Over 30 Day Rents shall not effect the Purchase Price, and neither Buyer nor Seller shall receive any credit with respect thereto.
8.2.4    Other Hotel Accounts. Except as otherwise provided with respect to Guest Ledgers in Section 8.2.1 above, restaurant and public room operations under Section 8.2.2, and payments under Leases in Section 8.2.3 above, Seller shall assign to Buyer:
8.2.4.1    all undisputed Accounts which are not delinquent or in default and which are aged ninety (90) days or less as of Closing, which shall be purchased by Buyer at Closing at one hundred percent (100%) of the face amount of such Accounts.
Seller shall retain all other such Accounts which do not fall within Section 8.2.4.1 above (the “Over 90 Day Accounts”). Buyer shall have no right to any such Over 90 Day Accounts. Seller’s retention of the Over 90 Day Accounts shall not effect the Purchase Price, and neither Buyer nor Seller shall receive any credit with respect thereto.
It is expressly agreed by and between Buyer and Seller that Seller is not agreeing to sell to Buyer, and Buyer is not agreeing to purchase from Seller, any of the Over 30 Day Rents, the Over 90 Day Accounts or any of Seller’s Accounts other than as expressly set forth above. All of those remaining accounts receivable of Seller not acquired by Buyer shall be and remain the property of Seller, subsequent to the Closing of the transaction contemplated by this Agreement. With respect to Accounts, the Parties agree that sums received or collected by Buyer shall be applied first on account of accounts receivables arising on or after the Closing and next on account of all such receivables arising prior to the Closing. Any such funds received or collected by Buyer shall be paid to Seller on a monthly basis at the end of each calendar month. Each such monthly payment shall be accompanied by a statement showing the amount collected on each such account. It is generally the intention of Buyer and Seller that although all of Seller’s Accounts not being purchased by Buyer shall be and remain the property of Seller, and, if any such accounts are paid to Buyer, then Buyer shall collect same and remit to Seller in the manner above provided. Seller shall be entitled to review the Buyer’s books and records during the twelve (12) month period following the Closing Date to verify that Buyer has properly remitted all such accounts receivable and Buyer shall reasonably cooperate with Seller in connection with such verification efforts. Except to the extent notified by Seller by written notice to Buyer within twelve (12) months following the Closing, Seller shall be deemed to have accepted Buyer’s allocation of those accounts receivable, if any, belonging to Seller which were received by Buyer.
8.2.5    Vending Machines and Laundry Machines. Cash in all vending and laundry machines pay telephones and other coin operated equipment shall be emptied by Seller as of the Cut-Off Time and Seller shall retain all monies collected therefrom and Buyer shall be entitled to any monies collected therefrom after the Cut-Off Time.

8.2.6    Marina. All revenue from the Marina, including the rental of slips, boats and other equipment, and the sale of any boats and other supplies such as fuel shall be prorated as of the Cut-Off Time.
8.3    Proration of Expenses. The following items of expense with respect to any portion or aspect of the Hotel shall be prorated between Seller and Buyer as of the Cut-Off Time:
8.3.1    Periodic charges under Assumed Contracts (such as monthly rents or fixed periodic charges); provided, however, Seller shall be responsible for any charges made on a per-order or per-call basis prior to the Closing Date, and Buyer shall be responsible for any charges made on a per-order or per-call basis on or after the Closing Date. Seller shall give Buyer a credit at Closing for all charges which are Seller’s responsibility under this paragraph, and Buyer shall assume the obligation to pay such charges to the extent credited to Buyer.
8.3.2    Utility charges (but excluding any utility deposits), to the extent reasonably practicable, in lieu of prorating the charges for any metered utility service, the Parties shall endeavor to have the utility read the meter as early as possible on the Closing Eve render a final bill to Seller based on such reading and bill all subsequent service to Buyer. To the extent that this is not practical, all charges for utilities shall be prorated as of the Cut-Off Time. In the event the actual amounts for such charges for utilities or telephone calls are not known as of the Closing Date or cannot be billed separately to the responsible Party, such charges shall be prorated between the Parties as of the Cut-Off Time in accordance with Section 11. Seller shall receive a credit for all deposits transferred to Buyer or which remain on deposit for the benefit of Buyer with respect to such utility contracts, otherwise such deposits shall be refunded to Seller.
8.3.3    With respect to Employee Liabilities accrued pursuant to the Hotel Management Agreement, Seller shall be required to pay or cause to be paid (or reimbursed to Hotel Manager) or credit to Buyer at the Closing any accrued or earned wages, vacation pay, sick pay, bonuses, pension, profit-sharing and welfare benefits and other compensation and fringe benefits, as applicable, of all persons employed at the Hotel on or before the Closing Date, including any employment taxes or other fees or assessments attributable thereto.
8.3.4    All periodic payments under Permits and taxes (other than ad valorem property taxes), and all tax credits, including license taxes or periodic fees for licenses or permits which are assignable or transferable without added cost. Seller will be credited for that portion of such taxes and fees paid by it allocable to the period after the date of Closing, and any tax refunds pertaining to periods prior to the Closing shall belong to Seller.
8.3.5    All rent and other amounts payable under the Ground Lease.
8.3.6    All fees and other amounts payable under the Hotel Management Agreement.
8.3.7    All other Hotel operating expenses of a strictly periodic nature (and not based on specific orders for goods and services).

8.4    Credits for Reservation Deposits and Security Deposits. Following the Effective Date (including on the date of Closing), Seller shall continue to provide Buyer with on-site access to outstanding Reservations (with the right to print reports) including for whose benefit the Reservation was made, the amount of prepaid rentals thereunder and the amount of any Reservation Deposits with respect thereto. Buyer will honor, for its account, all pre-Closing Reservations made in the Ordinary Course for dates subsequent thereto at the rate or price previously agreed to by the Hotel Manager. Buyer shall receive a proration credit equal to (A) all such Reservation Deposits and (B) the aggregate amount of all cash (or cash equivalent) security, damage or other deposits paid by any tenants to secure their obligations under Leases which are listed on Exhibit “5.1.1.5” attached hereto or which are collected by or on behalf of Seller after the date hereof. With respect to any security deposits that are not in the form of cash, Seller shall at its sole cost and expense cause the same to be endorsed or transferred to or re-issued in the name of, Buyer, at or immediately after Closing.
8.5    Insurance. Seller shall not transfer any insurance policies or coverage and Buyer shall make its own arrangement for all insurance. Any refunds for prepaid insurance shall belong to Seller, and any property insurance payments shall belong to Seller where such payments are for damage repaired prior to Closing.
8.6    Safe Deposit Boxes. Seller shall deliver written notice to guests who have safe deposit boxes at the Hotel advising such guests of the sale of the hotel to Buyer and requesting that they verify the contents of such safe deposit boxes to Seller on the day of Closing. Seller and Buyer shall inventory and verify the contents of such safe deposit boxes as part of the Closing. After each safe deposit box has been inventoried and verified by the respective guests, Seller and Buyer, and in any case, upon transfer of possession of same to Buyer under the Agreement, Buyer shall thereafter be responsible for maintaining the safe deposit boxes. Buyer shall Indemnify Seller from and against all Claims arising out of or incurred by Seller as a result of any Claim with respect to the contents which were inventoried and verified in any such safe deposit boxes; and Seller shall Indemnify Buyer from and against all Claims arising our of or incurred by Buyer as a result of Claims regarding contents allegedly left in such safe deposit boxes prior to their being inventoried and verified but not contained in such inventory and verification.
8.7    Guest Property. Representatives of Seller and Buyer shall prepare an inventory as of the Cut-off Time of all baggage parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding property in the safe deposit boxes), as well as all items in Hotel lost and found. From and after the date of Closing, Seller shall be relieved of any and all responsibility in connection with such inventoried items of guest property, and Buyer shall Indemnify Seller from and against any and all Claims arising out of or incurred by Seller as a result of any Claim with respect to any such property. Seller shall Indemnify Buyer from and against any and all Claims arising out of or incurred by Buyer as a result of any Claim with respect to any such property which was allegedly left at the Hotel prior to such inventory but not included in such inventory.
8.8    Credit for Inventories. Seller shall receive a proration credit equal to the original net invoice price paid, as of Closing, of all (i) sundry and other merchandise then held by the Hotel for sale to customers in the Ordinary Course, (ii) Liquor Inventories (unopened containers only), and (iii) Consumable Inventory (unopened only). The amount of such credit shall be based on an actual inventory of such merchandise and unopened Inventories by representatives of Seller and Buyer conducted prior to Closing, with a re-inventory conducted as soon as practicable following the Closing. Except as provided in this Section 8.8, Seller shall not be entitled to any credit for value of the Inventories.
8.9    Hotel Payables. At Closing, Buyer shall receive a proration credit equal to the (A) the aggregate estimated amount of all Hotel Payables shown in the Preliminary Statement minus (B) Buyer’s prorated share of such Hotel Payables under this Section, and Buyer shall assume the obligation to satisfy Hotel Payables included in such estimate (as evidenced by a schedule which Seller shall prepare and submit to Buyer as part of the Preliminary Statement). Seller shall also pay Buyer for any Hotel Payables which are otherwise identified following Closing when they are so identified, and Buyer shall assume the obligation to pay such Hotel Payables upon receipt of such credit. After Closing, before paying any amount invoiced or otherwise claimed by a third party due with respect to the Hotel operations prior to Closing which is not included on such schedule (or is claimed in an amount larger than that shown on such schedule), Buyer shall first submit such invoice or claim to Seller. Unless Seller, within 15 days after receiving such submission, objects to such invoice or claim (thereby making it a Disputed Payable), Buyer may pay the same and take a credit for such payment on the Final Statement. Seller shall remain responsible for all Disputed Payables. Buyer shall not receive any proration credit with respect to any accounts payable relating to the purchase of goods and services performed or delivered after the Cut-Off Time (“Post-Closing Payables”), and Buyer shall assume and be solely responsible for any such Post-Closing Payables.
8.10    Credits for Cash Banks. Seller shall receive a proration credit equal to the aggregate balance of all Cash Balances as of Closing to the extent they are left at the Hotel after Closing for the benefit of Buyer. The balances in any operating accounts for the Hotel maintained by the Hotel Manager and any other depository accounts, except for the FF&E Reserve, held by Hotel Manager for the benefit of Seller shall remain the sole property of Seller.
8.11    Credit for Utility Deposits. Notwithstanding any other provision of this Agreement, to the extent Seller is able effectively to transfer to Buyer its rights to any deposits held for the account of the Hotel by any utility company, Seller shall receive a proration credit equal to the amount of such transferred deposits, and all of Seller's right, title and interest in and to such deposits shall be assigned to Buyer. Otherwise, no prorations shall be made or credits allowed with respect to any utility deposits belonging to Seller, which shall remain the sole property of Seller.
8.12    Credit for Equipment Leases. Notwithstanding any other provision of this Agreement, Buyer shall not receive a proration credit for any remaining obligations owing under any Equipment Lease as of the Closing; provided, with respect to that certain Equipment Lease between KenCal Ownership LLC and Marquette Equipment Finance, LLC relating to custom outdoor tents for the Hotel (Master Lease Agreement No. MEF0741) (the “Tent Equipment Lease”), at Closing, either (a) Seller shall payoff in full all remaining amounts owing under the Tent Equipment Lease or (b) if Seller does not payoff all remaining amounts, Buyer shall receive a proration credit for all remaining amounts owing under the Tent Equipment Lease.

8.13    FF&E Reserve. Any money held by the Hotel Manager in the FF&E Reserve shall remain with the Hotel Manager for the benefit of Buyer; provided, however, Seller shall receive a proration credit equal to the aggregate amount of all such moneys held by the Hotel Manager less amounts expended by the Hotel Manager in the Ordinary Course but not yet reimbursed out of the FF&E Reserve.
8.14    Credit for Prepaid Expenses. Seller shall receive a proration credit equal to the original net invoice price paid, as of Closing, of all prepaid expenses, except to the extent that the goods, services or other items for which such expenses were incurred are not usable by Buyer.
8.15    Regarding Hotel Prorations Generally. Unless this Section 8 expressly provides otherwise: (A) all prorations hereunder with respect to the Hotel shall be made as of the Cut-Off Time, (B) all prorations shall be made on an actual daily basis, and (C), for purposes of such prorations, all items of revenue and expense with respect to the Hotel’s operations shall be classified and determined in accordance with the Uniform System of Accounts.

9.	Conditions to Closing.
9.1    In Buyers Favor. In addition to the conditions specified in Section 4, Buyer’s obligation to close the transactions contemplated by this Agreement shall be subject to timely satisfaction or Buyer’s written waiver of each of the following conditions:
9.1.7    Performance of Seller’s Obligations. Performance by Seller in all material respects of its obligations under this Agreement to be performed at or before Closing; provided, however, (a) Buyer shall give Seller written notice specifying each such default in reasonable detail, and (b) Seller shall have fifteen (15) days after Seller receives such notice to cure each such noticed default (and for this purpose Seller shall have the right to extend the Closing Date for up to fifteen (15) days if and to the extent such notice is delivered less than fifteen (15) days prior to the Closing Date).
9.1.8    Accuracy of Representations. Subject to Section 5.5 above, the accuracy in all material respects, as of Closing, of each of the representations set forth in Section 5.1, except for events occurring after the Effective Date in the Ordinary Course.
9.1.9    Satisfactory Title Policy. Irrevocable commitment of the Title Company to issue the Title Policy at Closing shall be a condition to Buyer’s obligation to close, subject only to the Permitted Exceptions and to the payment of any premium with respect to the issuance of such policy.
9.1.10    Lease Estoppel Certificates. Seller shall deliver to Buyer tenant estoppel certificates (“Lease Estoppel Certificates”) signed by tenants under Leases (other than with respect to the boat slips in the Marina), each of which shall be dated no earlier than thirty (30) days prior to the Closing Date and shall be in the general form attached hereto as Exhibit “9.1.4” and shall confirm the Seller’s representations and warranties herein regarding the Leases as well as the information previously provided by Seller to Buyer regarding the Leases. If Seller, after exercise of reasonable diligence, is unable to furnish Lease Estoppel Certificates under all of the

Leases, Seller shall provide Buyer with Seller certificates (“Sellers Lease Certificates”), as to the facts that would be stated in the Estoppel Certificate, for each Lease as to which Seller cannot obtain an Estoppel Certificate from the tenant. Each Seller certificate shall be deemed to be a representation by Seller, to the same extent (and subject to the same limitations) as if set forth in Section 5.1.
9.1.11    Hotel Management Agreement Estoppel Certificate. Delivery to Buyer of an estoppel certificate relating to the Hotel Management Agreement in the general form attached hereto as Exhibit “9.1.5” or in the form required under the Hotel Management Agreement (“Hotel Management Agreement Estoppel Certificate”) signed by the Hotel Manager which is dated no earlier than thirty (30) days before the Closing Date, and provides (A) that the Hotel Management is in full force and effect and has not been modified, (B) states that to its knowledge no default, or event or condition that upon notice and/or failure to correct within a period of time would mature into a default, exists on the part of the Seller under the Hotel Management Agreement, or identifying any such default, event or condition claimed by Hotel Manager to exist, (C) identifies the date to which all fees have been paid thereunder, (D) confirms that there are no outstanding amounts due thereunder other than management fees which are not yet due and payable; (E) confirms all established budgets under the Hotel Management Agreement; and (F) confirms such other things as set forth in the attached form.
9.1.12    Consent to Assignment. The City of San Diego shall have: consented, in writing, to the Assignment of Ground Lease and the operating lease to be entered into between Buyer and its Affiliate, in a form reasonably acceptable to Buyer. Buyer and Seller shall each use commercially reasonable efforts to cooperate with each other and the City to obtain such consent in a timely manner (including submitting any required questionnaires, documents, materials, and information requested by the City).
9.1.13    Ground Lease Estoppel Certificate. Delivery to Buyer of an estoppel certificate relating to the Ground Lease (“Ground Lease Estoppel Certificate”) signed by the City in substantially the form attached hereto as Exhibit 9.1.7.
9.1.14    Delivery of Closing Documents into Escrow. Seller shall have delivered to Buyer or deposited with Escrow Agent all of the items required to be delivered to Buyer or deposited with Escrow Agent pursuant to the terms of this Agreement.
9.1.15    No Adverse Proceedings. No injunction or order of any court or administrative agency of competent jurisdiction with respect to Seller or the City shall be in effect as of the Closing which restrains or prohibits the consummation of the transactions contemplated by this Agreement.
9.1.16    No Bankruptcy/Dissolution Event. None of the following shall have occurred with respect to Seller (a) the commencement of a case under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or under any other applicable bankruptcy law or other similar law; (b) the appointment of a trustee or receiver of any substantial property interest; (c) a general assignment for the benefit of creditors; (d) an attachment, execution or other judicial seizure of a substantial property interest; or (e) a dissolution.

If any of the conditions specified in this Section 9.1 is not timely satisfied (or waived) by the Closing Date (as may be extended pursuant to the provisions in this Agreement), Buyer shall have the right to terminate this Agreement and receive a refund of the Deposit by giving written notice of such termination to Seller and Escrow Agent by the Closing Date (as may be extended pursuant to the provisions in this Agreement). After Closing, Buyer shall not have any right to terminate this Agreement or rescind its purchase of the Hotel by reason of the failure of any such condition, whether or not such failure was known to or discoverable by Buyer prior to Closing.
9.2    In Seller’s Favor. The obligation of Seller to close Escrow shall be subject to timely satisfaction or Seller’s written waiver of each of the following conditions:
9.2.8    Performance of Buyer’s Obligations. Performance by Buyer in all material respects of Buyer’s obligations under this Agreement to be performed at or before Closing.
9.2.9    Accuracy of Representations. The accuracy in all material respects, as of Closing, of each of the representations of Buyer set forth in Section 5.2.
9.2.10    Union Side Letter. UNITE HERE Local 30 shall have not objected under Side Letter of Agreement Regarding Ownership Successorship between KenCal Operating LLC (signed July 15, 2009) and UNITE HERE Local 30 (signed July 30, 2009) (the “Union Side Letter”) to the written assumption by Buyer of the obligations, if any, of Seller under the Union Side Letter as provided in Section 3 of the Assignment of Hotel Management Agreement. From and after the Effective Date, but prior to the Closing Date, Seller shall provide notice to UNITE HERE Local 30 of the pending sale of the Hotel under this Agreement as required pursuant to the Union Side Letter.
If any condition specified in this Section 9.2 is not satisfied (or waived by Seller in writing) by the Closing Date (as may be extended pursuant to the provisions in this Agreement), Seller shall have the right to terminate this Agreement by giving written notice of such termination to Buyer and Escrow Agent by the Closing Date (but, in any event, before Closing as may be extended). After Closing, Seller shall not have any right to terminate this Agreement or rescind its sale of the Hotel by reason of the failure of any such condition, whether or not such failure was known to or discoverable by Seller prior to Closing.
9.3    Pre-Closing Damage or Destruction.
9.3.1    Termination Rights. In the event of a Casualty, Seller shall promptly give written notice to Buyer. If, prior to Closing, all or any part of any of the Hotel Premises is damaged, destroyed or taken by eminent domain (a “Casualty”) which affects a material part of the Hotel, Buyer shall have the right, at its election, to terminate this Agreement and Buyer shall be entitled to receive a return of the Deposit, by written notice given to the Seller by the Closing Date (but, in any event, before Closing actually occurs). If a Casualty occurs fewer than ten (10) Business Days before the Closing Date, Buyer shall have the right to extend the Closing Date until the tenth (10th) Business Day after the occurrence of such Casualty in order to make the election permitted by this Section.

9.3.2    If No Termination. If a Casualty occurs and Buyer does not have the right or does not elect to exercise the right under Section 9.3.1 to terminate this Agreement, this Agreement shall continue in force. In such case and if the Casualty affects a material part of the Hotel, at Closing Seller shall pay over to Buyer the amount of any insurance proceeds, condemnation awards or other amounts in connection with such Casualty (“Proceeds”) which have already been received by Seller, shall assign to Buyer all of Seller’s rights to Proceeds which may then be or thereafter become payable and shall credit Buyer with the amount of any applicable insurance deductible, except that Seller shall retain the right to Proceeds payable under business interruption or rent loss insurance to the extent applicable to periods before the Closing Date, and the Proceeds of property hazard insurance to the extent Seller has incurred costs to repair or replace property damaged as a result of such Casualty). If the Casualty does not affect a material part of the Hotel, at Closing Seller shall give Buyer a credit for the lesser of (A) reasonably estimated cost to repair the Casualty or (B) the deductible under the property hazard insurance covering the Hotel (less in each case the amount expended by Seller to restore the Hotel) and Seller shall retain the right to Proceeds payable in connection with such Casualty.
9.3.3    Material Part. For purposes of this Section, a Casualty shall be deemed to affect a material part of the Hotel Premises if: (A) such Casualty results in either (A) a permanent loss of market value of the Hotel equal to more than two percent (2%) of the Purchase Price, (B) damage or loss reasonably estimated to cost more than $1,000,000 to repair or replace, (C) Buyer is unable to use any portion of the common areas of the Hotel (including any restaurant, lobby or meeting rooms) which has a material impact on the operation of the Hotel or (E) such Casualty materially interferes with primary access to the Hotel.

10.	Closing.
10.1    Time, Place and Manner. Closing shall occur on the date (the “Closing Date”) that is five (5) Business Days following the date the City has agreed, in writing, to the Assignment of Ground Lease (as described in Section 9.1.6 above) to Buyer or its nominee. Notwithstanding the foregoing, in the event the City has not so agreed to such Assignment of Ground Lease on or before December 31, 2012, then either Buyer or Seller shall have the right to terminate this Agreement. Such termination shall, unless the failure of the City to agree, in writing, to the Assignment of Ground Lease is due to the breach of this Agreement by a Party, be deemed due to no default by either Buyer or Seller, and in the event of such termination absent such breach, the entire Deposit then held by Escrow Agent shall be returned to Buyer and thereafter no Party hereto shall have any further rights or obligations hereunder, except as expressly provided otherwise in this Agreement.
10.2    Seller’s Deliveries. On or before the Closing Date, Seller shall deliver to Escrow Agent (except as otherwise indicated) the following documents (“Seller’s Closing Documents”):
10.2.4    The Assignment of Ground Lease and any other Transfer Instruments to be recorded at Closing, each duly executed and acknowledged by Seller, for recording at Closing in the Official Records.
10.2.5    A FIRPTA Certificate for Seller, duly executed.

10.2.6    Two counterparts of each of the Transfer Instruments (except those delivered to Escrow Agent pursuant to Section 10.2.1, which shall be constructively delivered to Buyer at Closing by recording pursuant to Section 10.2.1), all duly executed by Seller.
10.2.7    Letters to tenants under the Leases, in form approved by the Buyer and the Seller, notifying each such tenant that the Hotel has been sold to Buyer and directing each tenant to make all payments of rent and to send any notices or other correspondence regarding their respective Leases to the persons and addresses to be determined by Buyer, and specified in writing to Seller, at least five (5) Business Days prior to the Closing Date.
10.2.8    Letters to lessors, vendors or contractors under Assumed Contracts, and utility companies serving the Hotel Premises, in form approved by the Buyer and the Seller, advising them of the sale of the Hotel to Buyer and directing to Buyer (at the Hotel) all bills for the services provided to the Hotel on and after the Closing Date.
10.2.9    Two counterparts of the Assignment of Hotel Management Agreement, duly executed by Seller.
10.2.10    Certified resolutions and such other documents as Buyer or the Title Company may reasonably require evidencing the authority of Seller to enter into this Agreement and perform its obligations hereunder.
10.2.11    A certificate from Seller certifying that all of Seller’s representations and warranties contained herein are true and correct as of Closing, except for such matters as are specifically noted in such certificate.
10.2.12    To the extent required by the Title Company, an owner’s/seller’s affidavit executed by Seller in favor of the Title Company in forms customarily used in San Diego, California.
10.2.13    Any documents required to transfer title to any vehicles, including water vehicles, included as part of the Hotel to Buyer at Seller’s expense.
10.2.14    A closing statement consistent with the adjustments and costs set forth in this Agreement (the “Closing Statement”) duly executed by Seller.
10.2.15    Such other documents as the Escrow Agent or the Title Company may reasonably require from Seller in order to effect Closing in accordance with this Agreement.
In addition to the foregoing, on or prior to Closing the Seller shall also deliver to Buyer the Intangibles, together with such other documents as expressly contemplated by this Agreement.
10.3    Buyer’s Deliveries. On or before the Closing Date (as may be extended pursuant to the terms hereof), Buyer shall deliver to Escrow Agent the following funds and documents (“Buyer’s Closing Documents”):
10.3.1    Good and immediately available funds by no later than 10:00 am Pacific Time on the Closing Date in an amount (when added to the Deposit) equal at least to the sum of (A) the Purchase Price, plus (B) Buyer’s share of Closing costs to be paid through Escrow, plus or minus (C) the net amount owing Seller or Buyer (as the case may be) under Section 8 or other adjustments expressly provided in this Agreement , as shown by the Preliminary Statement.
10.3.2    Assignment of Ground Lease, duly executed by Buyer.
10.3.3    Two counterparts of each of the Transfer Instruments which require the signature of Buyer, all duly executed by Buyer.
10.3.4    Two counterparts of the Assignment of Hotel Management Agreement, duly executed by Buyer.
10.3.5    A Closing Statement duly executed by Buyer.
10.3.6    Such documents as the Escrow Agent or the Title Company may reasonably require from Buyer in order to effect Closing in accordance with this Agreement.
10.4    Closing Costs.
10.4.1    Paid By Seller. Seller shall pay:
10.4.1.1    The “broker commission” payable to Seller’s Broker pursuant to a separate agreement between Seller and Seller’s Broker.
10.4.1.2    One-half of Escrow Agent’s fees and expenses for administering Escrow.
10.4.1.3    Charges for the standard coverage portion of the Title Policy (i.e. the CLTA portion of the Title Policy).
10.4.1.4    All recording and filing fees and charges incurred in connection with the recording or other filing of the Transfer Instruments.
10.4.1.5    Any applicable costs payable to the City (other than the assignment fee described in Section 10.4.2.3 below) associated with the transfer of the Ground Lease to Buyer.
10.4.1.6    All of the documentary stamps or other transfer taxes imposed by state, county and municipal Governmental Authorities on the sale and conveyance of the Hotel Premises and the Ground Lease (other than the assignment fee described in Section 10.4.2.3 below).
10.4.1.7    Any applicable sales or excise taxes with respect to the transaction contemplated hereby, including but not limited to the FF&E.

10.4.2    Paid by Buyer. Buyer shall pay:
10.4.2.1    Charges for the “extended coverage” portion of the Title Policy (i.e., the cost to upgrade the policy to an ALTA policy), and all charges relating to any endorsements included in the Title Policy.
10.4.2.2    One-half of Escrow Agent’s fees and expenses for administering Escrow.
10.4.2.3    The Ground Lease assignment fee, as set forth in the Ground Lease, owing to The City of San Diego.
10.4.2.4    The cost of an updated Survey of the Hotel Premises.

10.4.3    Other Closing Costs. Any other charges and expenses incurred in effecting Closing shall be allocated between the Parties in accordance with the custom for commercial real estate transactions in San Diego County, California.
10.5    Completion of Closing. Closing shall be effected as follows:
10.5.1    At such time as the Representatives and Counsel have confirmed (A) the delivery to Escrow Agent of each of the items specified in Sections 10.2 and 10.3, (B) tender of delivery of each of the items specified in Sections 10.4 (and provided Escrow Agent has not advised the Parties of any apparent obstacle to issuing the Title Policy as of Closing), the Parties through their respective Representatives or Counsel shall instruct Escrow Agent to record the Assignment of Ground Lease (and any other Closing Documents to be recorded) in the appropriate place and to complete Closing by disbursing funds in accordance with Section 10.5.2 and, as appropriate, delivering Seller’s Closing Documents to Buyer and Buyer’s Closing Documents to Seller.
10.5.2    As soon as Escrow Agent confirms to the Parties that the Title Company is irrevocably committed to issue the Title Policy to Buyer and the Representatives or Counsel have confirmed that all other conditions precedent to Closing have been satisfied, the Parties through their respective Representatives or Counsel shall instruct Escrow Agent to disburse funds from Escrow as follows:
10.5.2.1    Disburse to Seller, in such respective amounts as Seller shall designate to Escrow Agent in writing before Closing, the sum of (A) the Purchase Price, minus (B) Seller’s share of Closing costs to be paid through Escrow, minus or plus (C) the net amount owing to Seller or Buyer (as the case may be) under Section 8, as shown by the Preliminary Statement.
10.5.2.2    Pay the closing costs specified in Section 10.4.
10.5.2.3    Disburse any excess funds as directed by Buyer.

Disbursements to a Party shall be made by wire transfer of current funds to an account at a commercial bank within the United States, as designated to Escrow Agent by such Party or its Counsel.
10.5.3    So long as the Title Company is irrevocably committed to issue the Title Policy as of Closing in the form agreed to by Buyer prior to the Effective Date, it shall not be a condition to disbursement of funds at Closing that any Transfer Instrument have first been recorded.
10.6    Escrow and Recording Instructions. This Agreement shall also serve as instructions to Escrow Agent regarding the recording of instruments and disbursement of funds from Escrow; but the Parties shall jointly execute and deliver to Escrow Agent such supplementary or general instructions as may be required under any other provision of this Agreement or reasonably requested by Escrow Agent. If there is any conflict between such supplementary general instructions and the provisions of this Agreement, the latter shall control as between the Parties.
10.7    Procedure for Termination of Escrow. Upon any termination of this Agreement, Seller and Buyer shall each promptly give Escrow Agent written instructions to cancel Escrow and disburse the Deposit and all other funds and items (if any) then held in Escrow in accordance with the provisions of this Agreement. If, following termination of this Agreement, the Parties give Escrow Agent conflicting instructions or one of the Parties fails to give Escrow Agent instructions:
10.7.1    Escrow Agent shall promptly notify each Party in writing of such conflicting instructions or of one Party’s failure to give instructions, and request that such conflict or omission be promptly resolved.
10.7.2    Where one Party has failed to give instructions, unless Escrow Agent receives written instructions from such Party within five (5) Business Days after giving notice of such failure, Escrow Agent shall be free to comply with the instructions given by the other Party and both Parties shall Indemnify Escrow Agent from any claim or liability resulting from such compliance.
10.7.3    Where the Parties have given conflicting instructions, Escrow Agent shall take no action to cancel Escrow or deliver funds or items out of Escrow except pursuant to further, joint written instructions from the Parties or a final court order or judgment. If the Parties fail, within ten (10) business days after Escrow Agent has requested such joint instructions, to deliver to Escrow Agent joint written instructions resolving such disputed matter, Escrow Agent shall have the right to file an action in interpleader against all the Parties in any court of competent jurisdiction and to deposit with such court all of the funds and other items held in Escrow, whereupon Escrow Agent shall be discharged from any further obligations or liability with respect to Escrow. The Parties, jointly and severally, shall hold harmless and indemnify Escrow Agent from and against any claim, liability and expenses resulting from such interpleader action (but, as between Seller and Buyer, the costs of such interpleader action shall be assessed in accordance with Section 16.9).
10.7.4    Maintenance of Confidentiality by Escrow Agent. Except as may be otherwise required by applicable Law, Escrow Agent shall maintain the existence, terms and nature of this transaction and the identities of the Parties in strictest confidence and shall not disclose any thereof to any third party (including, without limitation, any broker) without the prior written consent of all the Parties except to the extent necessary for Escrow Agent to perform its services hereunder.
10.8    California Real Estate Withholding. Seller and Buyer appoint Escrow Agent as the withholding agent for purposes of compliance with California Revenue and Taxation Code Section 18662. Prior to the Closing, Seller will provide Escrow Agent with all information and documentation reasonably required to determine the amount, if any, to be withheld from the proceeds of the sale transaction contemplated herein for payment to the California Franchise Tax Board pursuant to said Revenue and Taxation Code Section, including California Form 593-W or California Form 593-C, whichever is applicable to Seller as of the Closing.

11.	Post-Closing Adjustments.
11.1    Final Closing Statement. No later than 90 days after Closing, Buyer shall prepare and deliver to Seller a final Closing statement (the “Final Statement”), which shall correct the estimates and (if necessary) other amounts used in the Preliminary Statement, based on the final bills, the Hotel’s operating reports for the month immediately preceding Closing and the month in which Closing occurred, on Buyer’s own post-Closing examination of the books and records of the Hotel and on other relevant facts discovered after Closing. The Final Statement shall be binding and conclusive on Buyer and on Seller, except for such items as to which Seller specifically objects in a written notice given to Buyer within 60 days after Buyer delivers the Final Statement to Seller, and except for items which by their nature cannot otherwise be determined within such 60 day period, such as Real Estate Taxes.
11.2    Disputes. If Seller gives timely and proper notice of objection to any item(s) on the Final Statement, and Seller and Buyer are unable between themselves to resolve each such item within 90 days after Buyer delivers the Final Statement to Seller, then any Party may submit the unresolved items to a mutually agreeable national accounting firm (or, if the Parties are unable to agree on such firm within 100 days after Buyer delivers the Final Statement to Seller or such firm is unwilling to handle the dispute, to a qualified neutral party designated by the American Arbitration Association office located in Los Angeles, California) for a determination which shall be binding and conclusive upon all Parties and shall be deemed incorporated into the Final Statement. Seller and Buyer shall pay in equal shares the fees and other expenses of such accounting firm or other designated neutral party for making such determination.
11.3    Settlement. Within ten (10) Business Days after Seller has notified Buyer of its agreement to the Final Statement (or, if earlier, after the Final Statement has otherwise become binding on Seller under Section 11.1) or, if later, within ten (10) Business Days after the last timely objection by Seller has been resolved under Section 11.2, Buyer or Seller (as the case may be) shall pay to the other the net amount owing on the settlement for the Closing prorations, credits and other adjustments, as shown by the Final Statement; provided, however, if such items are resolved while other items remain unresolved, the Party owing any money with respect to a resolved item shall pay such amount to the other Party upon the resolution thereof. Except for mathematical error manifest on the face of the Final Statement and adjustment for items which by their nature cannot otherwise be determined within the 60-day Final Statement period, such as Real Estate Taxes, no further adjustments or payments shall be required with respect to such prorations, credits and other adjustments.
11.4    Survival. The respective obligations of the parties under this Section 11 shall survive Closing and shall not be deemed to merge into any of the Closing Documents; provided, notwithstanding anything herein to the contrary, any post-closing adjustment or reimbursements that a party seeks under any provision of this Section 11 must be demanded in writing on or prior to 180 Days after the Closing Date.

12.	Third-Party Claims and Obligations.
12.1    Assumed and Retained Liabilities. Buyer shall Indemnify Seller from and against any and all Claims that Seller incurs relating to the Hotel arising on or after the Closing, or by reason of any obligation or liability which is assumed by Buyer pursuant to this Agreement, including, without limitation (A) obligations accruing under the Hotel Management Agreement after Closing, (B) obligations accruing under the Assumed Contracts after Closing, (C) the Hotel Payables to the extent credited to Buyer, (D) Reservations made in the Ordinary Course, (E) obligations accruing under the Leases after Closing, (F) obligations accruing under the Ground Lease after Closing, (G) any obligation or liability for which Buyer has received a credit under Section 8 or Section 11, and (H) liability arising from Buyer’s failure to pay any Closing cost allocated to it under this Agreement. Seller shall Indemnify Buyer from and against any and all Claims which Buyer incurs by reason of any obligation or liability which is retained by Seller pursuant to this Agreement, including, without limitation and (except to the extent that Buyer has received a credit for such liability or obligation under Section 8 or Section 11): (i) the Employee Liabilities accrued or occurring prior to Closing, including, without limitation any workmans compensation claims ; (ii) any disputed payables not adjusted for under Section 8 or Section 11; and (iii) any obligations or liabilities accruing prior to Closing or arising out of events occurring prior to Closing including those arising under the Hotel Management Agreement, the Ground Lease, the Leases, the Assumed Contracts, Real Estate Taxes, and Operational Taxes (excluding in all events any liabilities or obligations (1) relating to the release or other presence of Hazardous Substances on or about the Hotel or (2) for which Seller has been otherwise released pursuant to this Agreement or the Closing Documents).
12.2    WARN Act. Buyer and Seller each acknowledge and agree that neither Seller nor the Hotel Manager shall prior to Closing give any notice to the Hotel Employees under the WARN Act with respect to the sale of the Hotel hereunder. Buyer shall be responsible for any obligations and liability under any state or federal plant closing/mass layoff law for actions taken in connection with this Agreement following the Closing and Buyer shall Indemnify Seller from and against any and all Claims in connection with any claim of any employee, employee representative, or any governmental, judicial or arbitration body whether federal, state, local or otherwise based on Buyer’s failure to comply with the WARN Act, to the extent applicable, following Closing; provided, however, Buyer shall have no liability for triggering any provisions of the WARN Act to the extent such failure to comply with the provisions of the WARN Act is a result of Seller or Hotel Manager’s actions prior to Closing.
12.3    Indemnification of Related Persons. Any indemnification of a Party against third-person Claims contained herein shall also run in favor of such Party’s partners, shareholders,

beneficial owners, directors, officers, employees, Affiliates, agents and managers (including, without limitation, the Hotel Manager), all of whom are intended by the Parties to be third-party beneficiaries of this Section 12.
12.4    Indemnification Procedures. In the event any Claim is brought or made against Seller or Buyer for which such party seeks indemnification from the other pursuant to this Section 12, the party seeking such indemnification (the “indemnified party”) shall provide written notice to the other party (the “indemnifying party”) within ten (10) business days of such party becoming aware of such Claim; provided that failure to timely provide notice of any such Claim shall not limit the rights of the party seeking indemnification unless and solely to the extent that the failure to provide such notice has prejudiced the other party. Provided the indemnifying party acknowledges to the indemnified party in writing its responsibility for such Claim and vigorously defends against such Claim, (a) the indemnifying party shall have the right to assume the defense of such Claim with counsel designated by such indemnifying party and reasonably satisfactory to the indemnified party, and (b) the indemnified party shall not settle or otherwise pay such Claim without the prior written consent of the indemnifying party.
12.5    Survival. The provisions of this Section 12 shall survive the Closing; provided, however, Seller’s indemnity obligations are subject in all events to the conditions and limitations in Section 5.4; provided, however that such limitation shall not apply to any of Seller’s indemnity obligations with respect to Employee Liabilities, Real Estate Taxes, Operational Taxes, any commissions owed to Seller’s Broker and Section 25 (Bulk Sales Transfer Laws).

13.
Hotel Records. All Hotel Records shall become the property of Buyer upon Closing, subject to the rights of the Hotel Manager, provided Seller shall have the right to make and retain copies of the Hotel Records which are transferred to Buyer at Closing and to disclose information contained therein as reasonably required for tax filings, preparation and auditing of financial statements, other reporting and similar purposes. Buyer shall also make the Hotel Records available to Seller and its authorized representatives at the Hotel, at reasonable times and upon reasonable prior notice, and allow Seller to make copies thereof; and Buyer shall not dispose of any Hotel Records prior to the fifth anniversary of Closing without giving Seller at least 30 days’ prior written notice and opportunity to recover the same.

14.
Assignment. Neither this Agreement nor any of Buyer’s rights hereunder may be assigned, encumbered or transferred without Seller’s prior written consent. Notwithstanding the foregoing, prior to Closing, Buyer shall have the right to assign or transfer its rights under this Agreement provided (i) Buyer gives Seller prior written notice of such assignment, (ii) that such assignee concurrently with such assignment assumes, in a written instrument delivered and reasonably satisfactory in form to Seller, all of the obligations and liabilities of Buyer hereunder, (iii) that Buyer shall not be released of its obligations under this Agreement, and (iv) such assignment is approved by Seller, not to be unreasonably withheld, conditional or delayed; provided that no such consent shall be necessary if such assignment is to a Person that is an Affiliate of Buyer and in which Chesapeake Lodging Trust owns a majority of the ownership interests.

15.
Notices. Except in the case (if any) where this Agreement expressly provides for an alternate form of communication, any notice, consent, demand or other communication to be delivered to a Party hereunder shall be deemed delivered and received when made in writing and transmitted to the applicable Party either by receipted courier service, or by the United States Postal Service, first class registered or certified mail, postage prepaid, return receipt requested, or by electronic facsimile transmission, at the address or addresses indicated for such Party below (and/or to such other address as such Party may from time to time by written notice designate to the other):

If to Seller:	c/o Bentall Kennedy (US) LP 1215 Fourth Avenue 2400 Financial Center Seattle, WA 98161 Attn: Mr. Joshua Gurnee, Vice President Fax: (206) 682-4769
and
c/o Eagle Rock Ventures LLC
1301 Second Avenue, Suite 2850
Seattle, WA 98101
Attn:    Jena Thornton, Managing Director
Fax: (206) 374-8298
Telephone: (206) 332-1202

and a copy to:	Foster Pepper PLLC 1111 Third Avenue, Suite 3400 Seattle, WA 98101 Attn: Chris Napier and Gary Fluhrer Fax: (206) 447-9700 Telephone: (206)447-4400

If to Buyer:	c/o Chesapeake Lodging Trust 1997 Annapolis Exchange Parkway, Suite 410 Annapolis, MD 21401 Attn: D. Rick Adams Fax: (410) 972-4180 Telephone: (410) 972-4143

and a copy to:	Law Offices of Tracy M. J. Colden 1500 Michigan Avenue, Suite 8 Miami Beach, FL 33139 Fax: (305) 673-8942 Telephone: (305) 673-8942

and shall be deemed delivered and received (A), if delivered or transmitted before 5:00 p.m. recipient’s local time on a Business Day, or if tendered for delivery between the hours 9:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day and refused, then on the date of actual (or refused) delivery or actual transmission as evidenced by postal or courier receipt (or by a completed transmission log sheet generated by the sending telecopier) and (B), otherwise, on the Business Day next following the date of actual delivery or transmission.

16.	General Provisions.
16.1    Confidentiality. Except for Permitted Disclosures (defined below), (A) Buyer and Seller shall keep confidential the terms of this Agreement, and (B) until and unless the Closing occurs, Buyer shall keep confidential all information regarding the Hotel. In addition, except as required by Law, no party shall issue press release or communication with the public without the prior written consent of the other; provided, however, that after Closing a Party shall not unreasonably withhold (and shall promptly respond to the other Party’s request for) such consent; provided, further, that the foregoing shall not prohibit a Party, after Closing, from (x) publicly disclosing that a sale and purchase of the Hotel has occurred so long as such disclosure does not include any terms of the transaction (other than price and the Closing Date) that are not already within the public domain or any information regarding the other Party other than its name and (y) in response to questions from the press, confirming information within the public records (including information already reported in the public media). As used herein, “Permitted Disclosures” include only (i) disclosures by a Party to its shareholders, affiliates, subsidiaries and prospective lenders and managers, partners, employees, financing sources, auditors, attorneys, accountants, other consultants and governmental agencies as reasonably necessary in negotiation of this Agreement, the conduct of due diligence, the consummation of the transactions contemplated hereby and the exercise of the Party’s rights and the performance its duties hereunder, (ii) disclosure to any government regulatory agency which requests the information in question in the course of its regulatory functions, and (iii) any other disclosure required by Law (including, without limitation, in response to any subpoena and as a result of Buyer being an affiliate of a public company) (and in such event Buyer shall notify Seller regarding the disclosure and timing of disclosure). In the case of any Permitted Disclosure described in clause (i) above, Buyer shall advise the Person to whom such disclosure is made of the confidential nature of any information disclosed and obtain from such person an undertaking to respect such confidentiality. In the event Buyer is requested or becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process, including regulatory inquiries or otherwise) to disclose any such confidential information relating to the Hotel or this Agreement, Buyer agrees to provide prompt written notice to Seller so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with this Section 16.1. In the event that such protective order or other remedy is not obtained, or that Seller waives compliance with this Section 16, only that portion of the confidential information relating to the Hotel or this Agreement which is legally required will be furnished by Buyer after exercising all reasonable means to obtain reliable assurance that confidential treatment will be accorded any such information. Buyer agrees that remedies at law may be inadequate to protect Seller against a breach by Buyer of this Section 16.1, and therefore Buyer agrees, in advance, that Seller shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any such breach by Buyer. Such remedies shall not be deemed to be the exclusive remedy for a breach of this Section 16.1, but shall be in addition to all other remedies available to Seller at law or equity.
16.1.5    This Agreement supersedes any previous agreement regarding the Hotel or the transaction contemplated by this Agreement made between the Parties or their agents, including any confidentiality agreements, which shall be deemed to have merged into this Agreement.
16.2    Return of Materials Upon Termination. Within 30 days after termination of this Agreement without Closing, upon Seller’s request, Buyer shall return to Seller all materials which Buyer has received from Seller pursuant to this Agreement. Within 30 days after Seller’s request following the termination of this Agreement without Closing, Buyer shall deliver to Seller true and correct copies of all final reports, studies and analyses prepared by either Buyer or by third parties at Buyer’s request or direction relating to the Hotel; provided that Buyer makes no representations and warranties with respect to such reports, studies or analyses.
16.3    Construction; Participation in Drafting. Each Party acknowledges that it and its Counsel have participated substantially in the drafting of this Agreement and agree that, accordingly, in the interpretation and construction of this Agreement, no ambiguity, real or apparent, in any provision hereof shall be construed against a Party by reason of the role of such Party or its Counsel in the drafting of such provision.
16.4    No Third-Party Beneficiaries. Except as expressly provided in Section 12.3, nothing in this Agreement is intended or shall construed to confer any rights or remedies on any Person other than the Parties and their active successors and assigns, or to relieve, discharge or alter the obligations of any third Person to either Party or to give any third Person any right of subrogation or action over against Party. Without limiting the generality of the foregoing, no Hotel Employee shall be deemed a third party beneficiary of any provision of this Agreement.
16.5    Integration and Binding Effect. This Agreement and the Closing Documents constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings and representations of the Parties with respect to the subject matter hereof (including, without limitation, any letter of intent, offer sheet, broker’s set-up, disclosure materials, offering circular or other such written materials of any kind). This Agreement may not be modified, amended, supplemented or otherwise changed, except by a writing executed by all Parties. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns.
16.6    Computation of Time. Any time period specified in this Agreement which would otherwise end on a non-Business Day shall automatically be extended to the immediately following Business Day.
16.7    Captions. Article and section headings used herein are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

16.8    Further Assurances. The Parties shall cooperate with each other as reasonably necessary to effect the provisions of this Agreement, shall use reasonable and good faith efforts to satisfy conditions to Closing and, at and after Closing, shall each execute and deliver such additional instruments or other documents as the other Party may reasonably request to accomplish the purposes and intent of this Agreement; provided, however, that nothing in this Section shall be deemed to enlarge the obligations of the Parties hereunder or to require any to incur any material expense or liability not otherwise required of it hereunder.
16.9    Enforcement Costs. Should either Buyer or Seller institute any action or proceeding to enforce any provision of this Agreement or for damages by reason of any alleged breach of any provision hereof, the prevailing Party shall be entitled to recover from the other Party all costs and expenses (including reasonable attorneys’ fees) incurred by such prevailing Party in connection with such action or proceeding. A Party also shall be entitled to recover all costs and expenses (including reasonable attorneys’ fees) incurred in the enforcement of any judgment or settlement in its favor obtained in such action or proceeding (and in any such judgment provision shall be made for the recovery of such post-judgment costs and expenses.)
16.10    GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE AN AGREEMENT MADE UNDER THE LAW OF THE STATE OF CALIFORNIA AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH SUCH LAWS.
16.11    Counterparts. This Agreement, and any amendment hereto, may be executed by facsimile signatures and in any number of counterparts and by each Party on separate counterparts, each of which when executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

17.	Exhibits. Each of the following exhibits is hereby incorporated into and made an integral of this Agreement:

Exhibit “1-A”	[Reserved]

Exhibit “1-B”	Form of Assignment of Ground Lease

Exhibit “1-C”	Form of Assignment of Hotel Management Agreement

Exhibit “1-D”	Schedule of Contracts (including, Equipment Leases and Service Contracts)

Exhibit “1-E”	Form of Bill of Sale and General Assignment

Exhibit “1-F”	Form of Contract Assignment

Exhibit “1-G”	Schedule of Environmental Reports

Exhibit “1-H”	Legal Description of the Leasehold Parcel

Exhibit “1-I”	Form of FIRPTA Certificate

Exhibit “1-J”	Current Operating Budget

Exhibit “5.1.1”	Schedule of Exceptions to Seller Representations

Exhibit “5.1.1.1”	List of Material Permits

Exhibit “5.1.1.2”	List of Tax Appeals

Exhibit “5.1.1.3”	List of Workers Compensation Suits and Claims

Exhibit “5.1.1.5”	Schedule of Leases

Exhibit “5.1.1.11”	Schedule of Employment Agreement, Union Contracts and Collective Bargaining Agreements and Unfair Labor Practices, Strikes or Other Employee Disputes

Exhibit “5.1.1.14”	Certificates of Insurance

Exhibit “9.1.4”	Form of Lease Estoppel Certificates

Exhibit “9.1.5”	Form of Hotel Management Agreement Estoppel Certificate

Exhibit “9.1.7”	Form of Ground Lease Estoppel Certificate

18.	Intentionally Deleted.

19.
WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, EACH OF SELLER AND BUYER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT WHICH ANY OF THE UNDERSIGNED MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BETWEEN THE PARTIES, INCLUDING, BUT NOT LIMITED TO, WITH RESPECT TO ANY AND ALL CAUSE OR CAUSES OF ACTION, DEFENSES, COUNTERCLAIMS, CROSS-CLAIMS, THIRD PARTY CLAIMS, AND INTERVENOR’S CLAIMS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, REGARDLESS OF THE CAUSE OR CAUSES OF ACTION, DEFENSES OR COUNTERCLAIMS ALLEGED OR THE RELIEF SOUGHT BY ANY PARTY, AND REGARDLESS OF WHETHER SUCH CAUSES OF ACTION, DEFENSES OR COUNTERCLAIMS ARE BASED ON, OR ARISE OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, OUT OF ANY ALLEGED CONDUCT OR COURSE OF CONDUCT, DEALING OR COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR OTHERWISE. ANY PARTY HERETO MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY.

20.	Remedies for Seller’s Breach.
20.1    Except as provided in Section 20.2 below, in the event Seller defaults under this Agreement and fails to close, Buyer shall be limited to the recovery of Buyer’s Costs (not to exceed $500,000), plus any enforcement costs that Buyer may be awarded and shall have no right to seek damages or specific performance or to record a lis pendens against the Hotel. This provision shall be an absolute bar to any action by Buyer for any other damages arising out of such a breach under and/or for specific performance of this Agreement prior to Closing, and Seller shall be entitled to the immediate expungement of any lis pendens filed by Buyer against the Hotel. If prior to Closing actually occurring Buyer brings an action for damages of a kind or in an amount in excess of those permitted under this Section 20, or for specific performance of this Agreement, or records a lis pendens against the Hotel, or otherwise creates any cloud on Seller’s title to the Hotel, Buyer shall Indemnify Seller from and against all costs, expenses (including reasonable attorneys’ fees) and losses which Seller incurs by reason thereof. As used herein, “Costs” means Buyer’s actual and reasonable out-of-pocket costs (including reasonable attorneys’ fees and expenses) incurred in connection with the negotiation of this Agreement, the conduct of its due diligence inspection of the Hotel and the consummation of the transactions contemplated hereby.
20.2    Notwithstanding Section 20.1, in the event Seller in breach of this Agreement fails to close the sale of the Hotel, Buyer may in lieu of an action for monetary damages as provided in Section 20.1 bring an action for specific performance of Seller’s obligation to close, subject to strict compliance with each of the following conditions:
(a)    Buyer gives Seller at least ten (10) Business Days’ prior written notice of its intention to commence such an action;
(b)    Buyer commences such action, and serves Seller with a complaint therein, within sixty (60) Days after the Closing Date; and
(c)    During the pendency of such action, the Deposit remains in Escrow (or is deposited with the court hearing such action);
provided, however, that if Seller, at any time during the pendency of such action, delivers the Seller’s Closing Documents into Escrow (or into the court before which such action is pending) and authorizes Closing in accordance with Section 10 and this Section 20.2, Buyer shall either proceed immediately to close the purchase of the Hotel subject to and in accordance with the terms of this Agreement or immediately dismiss such action to the extent it seeks specific performance or other equitable relief and expunge from the record any lis pendens Buyer has filed. By electing to seek specific performance under this Section 20.2, Buyer shall be deemed to have waived any claim or right to monetary damages for Seller’s failure to close as provided in Section 20, other than such damages for delay as are customarily awarded in conjunction with specific performance of an obligation to sell real property and any enforcement costs that Buyer may be awarded pursuant to Section 16.9 in connection with such action (but, if such action results in Buyer’s purchasing the Hotel, such waiver shall not apply to any claim for damages for any breach by Seller of its post-Closing obligations or liabilities under this Agreement or under the other Transfer Instruments, including for breach of any covenant, representation or warranty contained in Section 5.1).

Notwithstanding the foregoing, if Buyer brings an action for specific performance and such remedy is not available for any reason, Buyer may proceed under Section 20.1 of this Agreement. If Buyer brings or maintains an action for specific performance other than as expressly permitted under this Section 20.2, or fails to close the purchase of the Hotel subject to and in accordance with the terms of this Agreement within thirty (30) Days after Seller has delivered the Seller’s Closing Documents and instructions into Escrow (or into such court) and authorized Closing, Seller shall have the right to terminate this Agreement and recover the Deposit as liquidated damages under Section 21.

21.
LIQUIDATED DAMAGES FOR BUYERS BREACH. IF BUYER IS IN DEFAULT OF THIS AGREEMENT AND FAILS TO CLOSE, THEN UPON WRITTEN NOTICE OF TERMINATION (A “TERMINATION NOTICE”) FROM SELLER TO BUYER AND ESCROW AGENT, THIS AGREEMENT SHALL TERMINATE (EXCEPT FOR THIS SECTION AND BUYER’S OBLIGATIONS PURSUANT TO SECTIONS 4.3, 16.2 AND 16.9). THE PARTIES ACKNOWLEDGE AND AGREE BY INITIALING THIS SECTION 21 THAT:

21.1    IF BUYER IS IN DEFAULT OF THIS AGREEMENT AND FAILS TO CLOSE, SELLER WILL INCUR CERTAIN COSTS AND OTHER DAMAGES IN AN AMOUNT THAT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO ASCERTAIN.
21.2    THE DEPOSIT, TOGETHER WITH ALL INTEREST EARNED THEREON, BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES WHICH THE PARTIES ESTIMATE MAY BE SUFFERED BY SELLER BY REASON OF SUCH A FAILURE OF CLOSING TO OCCUR, AND THE DEPOSIT AND INTEREST IS NOT AN AMOUNT WHICH IS UNREASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT IS MADE (BUYER ACKNOWLEDGING AND AGREEING THAT BUYER HAS FULLY CONSIDERED THE PROVISIONS OF THIS SECTION 21 AND SUCH CIRCUMSTANCES PRIOR TO ENTERING INTO THIS AGREEMENT AND HAS CONSULTED WITH BUYER’S COUNSEL WITH RESPECT THERETO); AND
21.3    UPON DELIVERY TO ESCROW AGENT BY SELLER OF A PROPERLY GIVEN TERMINATION NOTICE, SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT, TOGETHER WITH ALL INTEREST EARNED THEREON, AS LIQUIDATED DAMAGES, WHICH DAMAGES SHALL BE SELLER’S SOLE REMEDY HEREUNDER IF BUYER IS IN DEFAULT OF THIS AGREEMENT AND FAILS TO CLOSE, AND BUYER SHALL FORTHWITH INSTRUCT ESCROW AGENT TO RELEASE THE DEPOSIT AND ALL INTEREST EARNED THEREON TO SELLER AND TO RETURN TO SELLER ALL DOCUMENTS AND INSTRUMENTS THERETOFORE DEPOSITED INTO THE ESCROW BY OR ON BEHALF OF THEM; PROVIDED, HOWEVER, THAT THE DEPOSIT SHALL BE IN ADDITION TO AND NOT IN LIEU OF ANY AMOUNTS OWED TO SELLER BY BUYER AS A RESULT OF BUYER’S OBLIGATIONS PURSUANT TO SECTIONS 4.3, 16.2 AND 16.9.
IN FURTHER EVIDENCE OF THEIR AGREEMENT TO THIS LIQUIDATED DAMAGES PROVISION, SELLER AND BUYER HAVE INITIALED BELOW:

SELLER:	BUYER:

22.
Other Limitations on Liability. In no event shall any shareholder, constituent partner or member, director, officer, employee or agent of a Party be personally liable for any obligation of such Party hereunder. Neither Party shall be entitled to recover from the other Party consequential, exemplary, incidental, special or punitive damages for a breach by the other Party of this Agreement.

23.
Tax Deferred Exchange. Buyer and Seller agree that each will cooperate with each other in order that Buyer and/or Seller may effect a tax-deferred, like-kind exchange which will qualify as such under Section 1031 of the Internal Revenue Code of 1986, as amended. Buyer and Seller further agree to execute any additional documents and escrow instructions reasonably requested by the other Party which are necessary to facilitate the exchange; provided that the exchanging Party shall give the non-exchanging Party at least ten (10) Days prior notice that it wishes to effect such exchange. The Party making the exchange shall be responsible for the payment of all additional costs incurred and the other Party shall not be required to assume any additional personal liability in connection with such an exchange nor shall the Closing be delayed in connection with effecting such exchange. Seller shall provide reasonable assurance to Buyer that no liabilities of the facilitator will become liens upon the Hotel Premises. The exchanging Party shall indemnify and hold the other Party harmless against all Claims arising from the exchange. Notwithstanding the foregoing in this Section 23, the tax-free exchange shall not diminish the non-exchanging Party’s rights, nor increase such Party's liabilities or obligations, under this Agreement nor require Buyer to accept any property other than the Hotel.

24.
Independent Audit. Buyer may, at its sole cost and expense, engage a third-party certified public accountant to perform an audit of Seller’s books and records which relate exclusively to the Hotel, including the historical financial statements of the Hotel prepared on a historical cost basis, which audit shall include all disclosures required by generally accepted accounting principles and the Securities and Exchange Commission regulations, specifically in accordance with Section 3.05 of Regulation S-X and all related rules and regulations thereof; provided, however, that (i) the completion of such audit shall not be a condition precedent to Buyer’s obligation to close the transactions described in this Agreement, and (ii) Buyer shall promptly reimburse Seller for any reasonable out-of-pocket expenses incurred by Seller or any of its affiliates in connection with such audit. Seller shall reasonably cooperate in connection with the performance of such audit and shall provide all information reasonably requested by the accountants performing such audit with respect to the Hotel, at no cost or expense to Seller. In connection with such audit, Seller shall provide the accountants performing such audit with representation letters reasonably acceptable to Seller and such accountants, at no cost or expense to the Seller. For avoidance of doubt, Seller shall have no obligation to furnish, or authorize access to, financial statements and information for Seller’s constituent members or other Affiliates of Seller. The covenant of Seller with respect to such audit as set forth in this Section 24 shall survive Closing for a period of ninety (90) days.

25.
Bulk Sales Transfer Laws. The Parties hereto believe that the sale of the Hotel is exempt from any bulk sales laws contained in the Uniform Commercial Code in effect or otherwise in the State of California (the “Bulk Sales Laws”). To the extent such laws are applicable and Seller is required to comply with the Bulk Sales Laws in connection with the transaction contemplated by this Agreement, Seller agrees to indemnify and hold Buyer harmless from and against any and all losses, costs, liens, claims, liabilities or damages, (including, but not limited to, reasonable attorneys’ fees and disbursements) sustained by Buyer with respect to Seller’s failure to comply with its obligations under the Bulk Sales Laws; provided, however, that Seller shall not be required to indemnify Buyer with respect to (a) any liabilities expressly assumed by Buyer pursuant to this Agreement, (b) any items apportioned pursuant to Section 8 of this Agreement, or (c) any matters as to which Buyer is already indemnified. Nothing in this paragraph or this Agreement, however, shall estop or prevent either Buyer or Seller from asserting as a bar or defense to any action or proceeding brought under the Bulk Sales Laws that it does not apply to the sale contemplated under this Agreement. This Section 25 shall survive the Closing or termination of this Agreement.

[signatures on following two pages]

IN WITNESS WHEREOF, the Parties have caused this Purchase and Sale Agreement and Joint Escrow Instructions to be executed and delivered, each by its own representative thereunto duly authorized, effective as of the date first above written.
SELLER:

KENCAL OWNERSHIP LLC,
a California limited liability company

By:     KENCAL Delaware, LLC,

    a Delaware limited liability company,

    its Manager
By:     KAREC California Development Program, LLC,

        a California limited liability company,

        its Manager
By:    Bentall Kennedy (U.S.), LP,

            a Washington limited partnership,

            its Manager

By:    /s/ Scott Matthews

            Name of Officer:    Scott Matthews

            Title:    Senior Vice President

KENCAL OPERATING LLC,

Signature Page - Purchase and Sale Agreement and Joint Escrow Instructions (Hyatt Regency Mission Bay Spa And Marina)

a California limited liability company
By:    FST HRI LLC,

    a Washington limited liability company,

    its Member Manager
By:    BMC-The Benchmark Management Company,

        a Texas corporation,

        its Sole Member

        By:    /s/ Bradley V. Hayden

        Name:    Bradley V. Hayden

        Title:     Chief Financial Officer

[signatures continue on following page]

Signature Page - Purchase and Sale Agreement and Joint Escrow Instructions (Hyatt Regency Mission Bay Spa And Marina)

BUYER:
CHSP MISSION BAY LLC,

a Delaware limited liability company

By:    /s/ D. Rick Adams

Name:     D. Rick Adams

Its:    Vice President

The undersigned hereby accepts this Agreement as its escrow instructions and agrees to act as Escrow Agent hereunder, in accordance with the terms and conditions hereof.
CHICAGO TITLE COMPANY

By: /s/ Ellen Schwab
Name: Ellen Schwab
Title: Escrow Officer
Date:            July 31        , 2012

[end of signatures]

Signature Page - Purchase and Sale Agreement and Joint Escrow Instructions (Hyatt Regency Mission Bay Spa And Marina)